Exhibit 2.1

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT ("Agreement") is made as of November 21, 2007, by and among the Persons whose names and addresses are set forth on the signature page of this Agreement (hereinafter referred to individually, as "Seller" and collectively as "Sellers"), P MEDICAL HOLDING SA, a societe anonyme organized and existing under the laws of Switzerland ("PMH"); GREATBATCH, INC., a Delaware corporation ("Greatbatch") and GREATBATCH LTD., a New York corporation and an indirect, wholly-owned subsidiary of Greatbatch ("Purchaser").

                                    RECITALS
Sellers desire to sell, and Purchaser desires to purchase, all of the shares of PMH for the consideration and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT
Greatbatch, Purchaser, PMH and Sellers, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1. Certain Definitions. For purposes of this Agreement, in addition to those terms defined in the introductory paragraph and Recitals to this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

     "Acquired Companies" -- PMH, Precimed SA, Swiss Orthopedic Solutions, SA, Precimed UK, Ltd., Precimed, Inc., Precimed CMP, Inc., Precimed Japan, Inc., Tech-MIM SA, Precimed China, SPO SA and Precimed France SAS, collectively.

     "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

     "Applicable GAAP" -- generally accepted accounting principles, as in effect in the applicable jurisdiction at the time of preparation of the subject financial statement or financial account.

     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, with due consideration for timing, cost, and other relevant factors where appropriate; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

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     "Business" -- consists of the business operated by the Acquired Companies of designing, developing, manufacturing and selling precision medical instruments, implants and other products, including, but not limited to, for the orthopedic industry, and including but not limited to, reamers, drills and taps, broaches, handles, screwdrivers, screws and plates, trauma sets, minimally-invasive instrumentation, implants and trays and cases.

     "Business Day" -- a day (other than a Saturday or Sunday) on which banks in both New York, New York (USA) and Zurich, Switzerland are open for general business.

     "CHF" -- means Swiss Francs, being the lawful currency of Switzerland.

     "Closing Date" -- the date as of which the Closing actually takes place.

     "CMP 2008 Earn-Out" -- any contingent payments that may become due and owing pursuant to Section 2.5(b)(iv) of a certain Asset Purchase Agreement, dated as of August 14, 2006, by and between Precimed, Inc. and The Carr Metal Products Group.

     "Competition Law" -- any Legal Requirement intended to prohibit or regulate mergers, restraints of trade or monopolization of trade, including the HSR Act and Council Regulation (EEC) No. 4064/89 or similar laws within Switzerland, France or other applicable jurisdictions.

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, and any agreement entered into in connection herewith, including:

     (a) the Pre-Closing Transfers;

     (b) the sale of the Shares by the Sellers to Purchaser; and

     (c) the performance by the parties of their respective covenants and obligations under this Agreement.

     "Contract" -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Deductible" - means the actual amount of the retention amount or deductible payable in connection with the R&W Insurance Policy, such amount to be determined once the R&W Insurance Policy is obtained by Purchaser in accordance with Section 6.10 hereof.

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     "Deeds of Transfer"-- means any and all forms of assignment, stock powers, conveyance, notorial or other deeds of transfer necessary to assign and transfer complete title and necessary to transfer ownership of the Shares to Purchaser under applicable Legal Requirements.

     "Effective Time" - 11:59:59 p.m. on the Closing Date.

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental, Health and Safety Liabilities" -- any cost, damages, expense, liability, obligation or other responsibility arising from the requirements for compliance with or arising from the violation of any applicable Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any actions required to be taken to comply with applicable law or regulation relating to environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses resulting from any requirements under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) with authority to require such Cleanup; or

     (d) any other compliance, corrective, investigative or remedial measures required under the applicable Environmental Law or Occupational Safety and Health Law.

     "Environmental Law" -- any Legal Requirement that requires:

     (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

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     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting resources, species or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Escrow Agent" means any escrow agent mutually acceptable to the Parties.

     "Escrow Agreement" means an Escrow Agreement to be executed and delivered at Closing by and among the Escrow Agent, Sellers and Purchaser, which includes the release terms set forth herein and otherwise which includes such customary terms and conditions as the Escrow Agent, Sellers and Purchaser may agree upon.

     "Escrow Amount" means CHF 6,000,000 plus the amount of the Deductible.

     "Facilities" -- any real property, leaseholds or other interests currently or formerly owned or operated by any of the Acquired Companies and any buildings, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any of the Acquired Companies for which Purchaser or any of the Acquired Companies could have any legal liability under Environmental Law.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

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     "Governmental Body" -- any:

     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof, and any other act, business, operation or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property or the Environment on or off the Facilities.

     "Hazardous Materials" -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

     "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all regulations promulgated thereunder.

     "Indebtedness" -- without duplication with respect to any Person:

     (a) all indebtedness of such Person for borrowed money (including accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such obligation);

     (b) except for the CMP 2008 Earn-Out, all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the Ordinary Course of Business) including, but not limited to, the earn-outs payable by an Acquired Company (but only to the extent the obligations exist as of or beyond the Closing) pursuant to the terms of (i) a certain Intellectual Property Purchase Agreement, dated December 14, 2006, by and among Precimed SA, Patrick White and Elast-O-Loc Technologies, LLC, (ii) a certain Share Purchase Investment Agreement, dated July 1, 2005, by and among the "Shareholders", the "Investors" (as such terms are defined therein), Precimed SA and Swiss Orthopedic Solutions, (iii) a certain Asset Purchase Agreement, dated as of August 14, 2006, by and between Precimed, Inc. and The Carr Metal Products Group, and (iv) a certain Convention De Vente D'Actions (the "Tech-Mim Agreement"), dated December 21, 2006, by and between Vital Valli and Precimed SA (for purposes hereof, the amount to be accrued as Indebtedness on account of the earn-out payable pursuant to the Tech-Mim Agreement will be the maximum amount payable thereunder);

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     (c) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender or seller under such agreement in the event of default are limited to repossession or sale of such property);

     (d) all obligations of such Person as lessee under leases that have been in accordance with GAAP, recorded as capital leases;

     (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, that have been in accordance with GAAP, recorded as indebtedness;

     (f) the Acquired Companies' outstanding, unfunded pension obligation in the amount of CHF 3,000,000;

     (g) the lesser of (i) R&W Insurance Policy premium, or (ii) CHF 1,200,000; and

     (h) Indebtedness of others referred to in clauses (a) through (e) above guaranteed in any manner by such Person, or in effect guaranteed by such Person under or pursuant to one or more Contracts.

     "Indebtedness Adjustment" -- means the amount determined by subtracting (i) all cash or cash equivalents of the Acquired Companies as of the Effective Time and any deposits paid in connection with the Pyramid Transactions by the Acquired Companies on or prior to the Closing from (ii) a sum equal to (x) US $1,000,000 (but stated in terms of Swiss Francs, which amount shall be determined at the Closing based on the exchange rate in effect on the Closing as reported by the Wall Street Journal) and (y) the aggregate Indebtedness of the Acquired Companies as of the Effective Time, together with for purposes of this clause (y), but not limited to, all accrued and unpaid interest as of the Effective Time and any premiums, prepayment penalties or other charges payable by reason of the prepayment of any such Indebtedness as of the Closing Date.

     "Independent Accountants" -- means any independent accounting firm mutually acceptable to the Parties.

     "Knowledge" -- (a) when applied to any Seller means the actual knowledge of such Seller; (b) when applied to PMH, means the actual knowledge, after reasonable investigation, of any officer or director of PMH, and (c) with respect to any of the Acquired Companies, means the actual knowledge, after reasonable investigation, of any officer or director of such Acquired Company.

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     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty applicable to any of the Acquired Companies.

     "Management Sellers" -- Patrick Berdoz, John Ayliffe, and Patrick White.

     "Material Adverse Effect" -- an effect that is or would reasonably be expected to be materially adverse (a) to the business, results of operations and financial condition of the Acquired Companies, considered as a whole; or (b) to Sellers' ability to perform any of their material obligations under this Agreement or to consummate the transactions contemplated in this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is: (i) general changes in conditions in the medical device or health care industry, in the financial markets or in the global or the United States or any other national economy, so long as any such change does not materially affect the referenced party to a materially different extent than other similarly situated Persons, (ii) any action or omission of Sellers in contemplation of the transactions set forth in the Agreement, and (iii) the announcement of the transactions contemplated hereby.

     "Non-Management Sellers" -- all Sellers, other than the Management Sellers.

     "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" -- (a) the articles or certificate or deed of incorporation, shareholders register and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership,
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the certificate or deed of formation and limited liability company agreement, articles of association, memorandum of association or operating agreement and shareholders register of a limited liability company,
(e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to or restatement of any of the foregoing.

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     "Permitted Encumbrances" -- (i) Encumbrances for Taxes not yet due and
payable, (ii) any mechanic's, carrier's, supplier's or vendor's lien if payment is not yet due on the underlying obligation, (iii) Encumbrances reflected in the Financial Statements, (iv) Encumbrances disclosed in the Sellers' Disclosure Schedule, (v) Encumbrances arising under the Securities Act of 1933, as amended (the "Securities Act") or any other applicable securities laws, and (vi) Encumbrances created by this Agreement.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Pre-Closing Selling Shareholders" -- means BV Holding AG and Renaissance PME.

     "Pre-Closing Share Transfers" -- means the contemplated purchase by certain Sellers of the Shares owned by the Pre-Closing Selling Shareholders, and the assignment and transfer of such Shares.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PST Contracts" -- mean any and all Contracts by and among certain Sellers and the Pre-Closing Selling Shareholders that set forth the rights and obligations of such Sellers with respect to the Pre-Closing Share Transfers.

     "Purchaser's Accountants" -- means Deloitte LLP.

     "Pyramid Contract" -- the agreement entitled "VENTE D'UNE BRACHE D'ACTIVITE (sous conditions suspensive)" between DePuy France SAS and Precimed France SAS, dated on or about August 10, 2007.

     "Pyramid Transactions" -- means the actions contemplated in the Pyramid Contract with respect to the acquisition by Precimed France SAS of a line of business from DePuy France SAS.

     "Related Person" -- with respect to a particular individual:

     (a) each other member of such individual's immediately family (i.e., spouse, parents and children, natural or adopted) (the "Family");

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     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family.

     (c) With respect to a specified Person other than an individual:

     (d) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (e) any Person that holds a direct or beneficial ownership interest in such specified Person of not less than 4% of the voting interests in such Person; and

     (f) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors which has been designated by a Person and acknowledged by the other Party which are limited in number to those reasonably necessary to accomplish the required activities under this Agreement.

     "Sellers' Accountants" -- KPMG LLP.

     "Sellers' Disclosure Schedule" -- means the set of Schedules addressing disclosure matters under Sections 3 and 4 and other provisions of this Agreement delivered by PMH and Sellers to Purchaser under cover of a letter dated the date hereof, including any and all attachments thereto.

     "Shares" -- shall mean, until the delivery of the Fully-Diluted Cap Table by the Sellers' Representative in accordance with Section 7.7 hereof, 928,152 fully paid in registered shares of PMH, each with a nominal value of CHF 1, which constitute 100% of the outstanding shares and ownership interests in PMH on the date hereof. At the Closing, the term "Shares" shall mean the aggregate number of shares of PMH set forth on the Fully-Diluted Cap Table to be delivered by the Sellers' Representative in accordance with Section 7.7 hereof, which shares shall be fully paid in registered shares of PMH, each with a nominal value of CHF 1, and shall constitute 100% of the outstanding shares and ownership interests in PMH as of the Closing Date.

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of that Person.

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     "Tax" and "Taxes" -- any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, transfer pricing, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever applicable to any of the Acquired Companies, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form or other document or information required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with adequate Knowledge of all of the relevant facts to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     "Transaction Expenses" -- all fees, costs, expenses and disbursements, incurred by Sellers in connection with the Contemplated Transactions (other than the Pyramid Transactions), including: (a) the fees and expenses of any legal counsel retained by Sellers, (b) the fees and expenses of any investment or financial advisors retained by Sellers or the Acquired Companies, (c) the fees and expenses of Sellers' Accountants, (d) any amounts payable by Sellers in accordance with Section 11.3(g), (e) any incentive or similar bonuses or any severance or similar payments payable to any Person by Sellers in connection with the Contemplated Transactions, (f) Sellers' share of the fees and expenses of the Independent Accounting Firm, if any, and (g) any fees and expenses of any other counsel, accountants or other similar professionals for services rendered to Sellers or the Acquired Companies (to the extent those services involved investigation and advice regarding any Seller's tax position or any Pre-Closing Share Transfers) in connection with the Contemplated Transactions (other than the Pyramid Transactions).

     1.2. OTHER DEFINED TERMS. The following terms shall have meanings defined for such terms in the Sections set forth below:

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             Term                                                Section
             ----                                                -------

             2008 EBITDA                                         2.3(b)
             Accounts Receivable                                 4.8
             Audited Financial Statements                        4.4
             Balance Sheet                                       4.4
             Bank Accounts                                       4.24
             Benefit Arrangements                                4.13(m)
             Benefits                                            4.13(p)
             Closing                                             2.4
             Closing Date Financial Report                       2.2(c)
             Closing Purchase Price                              2.2(a)
             Closing Purchase Price Reconciliation               2.2(d)
             COBRA                                               4.13(h)
             Company Copyrights                                  4.22(f)
             Company IPR's                                       4.22(c)(i)
             Company Marks                                       4.22(e)(i)
             Company Patents                                     4.22(d)(i)
             Contingent Payments                                 2.3(a)
             Copyrights                                          4.22(a)(iii)
             Damages                                             11.1(b)
             Dispute                                             11.12(a)
             Dispute Notice                                      11.12(a)
             Earn-Out Amount                                     2.3(d)
             Earn-Out Period                                     2.3(a)
             EBITDA Report                                       2.3(e)(i)
             Employee Plans                                      4.13(a)
             ERISA Affiliate                                     4.13(e)
             Financial Statements                                4.4
             Fully-Diluted Cap Table                             7.7
             Fundamental Warranties                              11.1(b)
             Indemnified Party                                   11.1(b)
             Indemnifying Party                                  11.1(b)
             Interim Financial Statements                        4.4
             International Plan                                  4.13(p)
             Intellectual Property                               4.22(a)(v)
             Known Environmental Liabilities                     11.2(g)
             Marks                                               4.22(a)(i)
             M&T Bank                                            10.3(a)
             Notice Periods                                      11.5(a)(iii)
             Patents                                             4.22(a)(ii)
             Pension Plans                                       4.13(a)
             Power-of-Attorney                                   2.6(a)
             Preliminary Closing Purchase Price                  2.2(b)

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             Property Taxes                                      11.3(b)(i)
             Proprietary Rights Agreement                        4.20(b)
             Purchase Price                                      2.2(a)
             Purchaser Indemnified Persons                       11.1(b)
             Purchaser's Advisors                                6.1(a)
             Purchaser's Closing Documents                       5.2(a)
             Purchaser Termination Fee Escrow Fund               10.3(a)
             R&W Insurance Policy                                6.10
             Seller Indemnified Persons                          11.1(b)
             Sellers' Closing Documents                          3.1(a)
             Sellers' Representative                             2.6
             Shortfall Amount                                    6.12(b)
             Straddle Period                                     11.3(b)
             Target Date                                         10.1(d)
             Tax Claim                                           11.3(c)
             Termination Fee Escrow Agreement                    10.3(a)
             Threshold                                           11.6(a)
             Trade Secrets                                       4.22(a)(iv)
             Transfer Taxes                                      11.3(g)
             Welfare Plans                                       4.13(a)

2. SALE AND TRANSFER OF SHARES; CLOSING.

2.1. SHARES. Subject to the terms and conditions of this Agreement, Sellers hereby agree to sell the Shares to Purchaser, and Purchaser hereby agrees to purchase the Shares from Sellers.

2.2. CONSIDERATION.

     (a) The total consideration payable by Purchaser for the purchase of the Shares (the "Purchase Price") shall be (i) CHF 123,000,000 minus (ii) the amount of the Indebtedness Adjustment (the "Closing Purchase Price"), together with the Contingent Payments, if any, as provided for in Section 2.3 below. The Closing Purchase Price will be paid to Sellers pro-rata in accordance with the ownership percentage of each of the Sellers as is set forth on the Fully-Diluted Cap Table, net of any applicable withholding Taxes.

     (b) At least three (3) Business Days prior to the Closing Date, the chief financial officer of PMH shall deliver to Purchaser PMH's good faith estimate of the amount of the Indebtedness and the cash and cash equivalents of the Acquired Companies as of the Effective Time, and, based thereon, a preliminary calculation of the Indebtedness Adjustment. As soon as practicable prior to the Closing Date and based on PMH's good faith estimate referred to above, Purchaser and Sellers' Representative shall jointly calculate the amount of the Closing Purchase Price to be paid at Closing subject to adjustment as provided for in
Section 2.2(c) (the "Preliminary Closing Purchase Price"). The Closing shall occur and the payments to be made at Closing as provided for in Section 2.5 shall be based upon the notice provided for herein, and upon such joint calculations.

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     (c) As promptly as possible and in any event, not later than 30 days after the Closing, PMH, under the direction of Purchaser shall prepare and deliver to Purchaser and Sellers' Representative a report setting forth the Indebtedness and the cash and cash equivalents of the Acquired Companies as of the Effective Time determined by Purchaser's Accountants in accordance with PMH's accounting policies and procedures in effect as of the date hereof, as modified by this Agreement, and, based thereon, the Indebtedness Adjustment (the "Closing Date Financial Report"). Any third party expenses or fees incurred by PMH in preparing or in connection with the Closing Date Financial Report and the Closing Adjustment (including the fees of Purchaser's Accountants) shall be borne by the Purchaser. The Purchaser and Purchaser's Accountants shall make available any work papers or other information relating to the Closing Date Financial Report requested by Sellers' Representative. Any expenses incurred by Sellers' Accountants in reviewing the Closing Date Financial Report, such work papers and other information and in providing Sellers' Representative with its report thereon shall be borne by Sellers. If Sellers' Representative does not object, or otherwise fails to respond, to the Closing Date Financial Report within 30 days after delivery to Sellers' Representative, such Closing Date Financial Report shall automatically become final and conclusive. In the event that Sellers' Representative objects to the Closing Date Financial Report within such 30 day review period, Sellers' Representative and Purchaser shall promptly meet and endeavor to reach agreement as to the content of the Closing Date Financial Report. If Sellers' Representative and Purchaser agree on the final content of the Closing Date Financial Report, such Closing Date Financial Report shall become final and conclusive. If Sellers' Representative and Purchaser are unable to reach agreement within 30 days after the end of Sellers' Representative 30-day review period, then the Independent Accountants shall promptly be retained to undertake a determination of the Closing Date Financial Report, which determination shall be made as quickly as possible (it being understood that the parties shall direct the Independent Accountants to complete their work within 30 days). The Independent Accountants shall be directed by Sellers' Representative and by Purchaser to employ policies and procedures consistent with PMH's accounting policies and procedures in effect as of the date hereof as modified by this Agreement. Only disputed items shall be submitted to the Independent Accountants for review. In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants. Such determination of the Independent Accountants shall be final and binding on Sellers and Purchaser. All expenses of the Independent Accountants shall be borne equally by Sellers and Purchaser. The Closing Purchase Price and the payments required to be made after the Closing Date pursuant to Section 2.2(d) shall be finally determined on the basis of the Closing Date Financial Report and the Indebtedness Adjustment (as herein provided for).

     (d) Within five (5) Business Days after the final determination of the Indebtedness Adjustment, Purchaser or Sellers' Representative (on behalf of Sellers), as the case may be, shall pay to the other the amount by which the Closing Purchase Price, as adjusted by the final Indebtedness Adjustment, is greater or less than the Preliminary Closing Purchase Price (such difference being the "Closing Purchase Price Reconciliation"). If the Closing Purchase Price Reconciliation is positive, Purchaser shall pay such difference to Sellers. If the Closing Purchase Price Reconciliation is negative, Sellers' Representative (on behalf of Sellers) shall authorize the Escrow Agent to pay such difference to Purchaser from the Escrow Amount. If (i) Purchaser fails to pay any amount owing to Sellers pursuant to this subsection (d), or (ii) Sellers fail to authorize the Escrow Agent to pay any amount owing to Purchaser pursuant to this subsection (d), within the specified five (5) Business Day period, then the amount so owing shall be payable on demand and interest compounded daily shall accrue on the unpaid amount at the rate of 18% per annum.

2.3. CONTINGENT PAYMENTS.

     (a) Upon the terms and subject to the conditions set forth in this Section 2.3, Purchaser agrees to pay to the Sellers, net of any applicable withholding Taxes, an amount determined under this Section 2.3 and based upon the Earn-Out Amount, if any (collectively, the "Contingent Payments"). The Earn-Out Amount (as defined in Section 2.3(d) below) shall be determined on the basis of the 2008 EBITDA of the Acquired Companies on a combined basis, calculated in accordance with Section 2.3(b) below, for the full 2008 fiscal year of the Acquired Companies ending on or about December 31, 2008 (the "Earn-Out Period").

     (b) For purposes hereof, "2008 EBITDA" means the earnings before interest, taxes, depreciation and amortization for the Acquired Companies for the Earn-Out Period and it shall be determined in accordance with Applicable GAAP applied in the manner in which the Acquired Companies currently apply such principles and as such principles were utilized in preparing the Audited Financial Statements. Purchaser agrees that it will make adjustments in good faith to the calculation of 2008 EBITDA to the extent Purchaser or any Acquired Company takes any action, or Purchaser permits any Acquired Company to take any action, which is outside the ordinary course of business as currently conducted with respect to Acquired Companies that detracts from 2008 EBITDA. For purposes of clarifying the previous sentence, the Pyramid Transactions and any other merger, acquisition, or similar activity undertaken by the Acquired Companies shall be deemed to be outside the ordinary course of business as currently conducted with respect to the Acquired Companies. When calculating EBITDA and the Earn-Out Amount, the Parties agree that they will use a currency exchange ratio of CHF 1.20 : US $1.

     (c) Payment of any Contingent Payments shall be made on the tenth (10th) Business Day in 2009 following receipt by Purchaser and the Seller Representative of a binding EBITDA Report showing a positive Earn-Out Amount for the EBITDA Period. At such time, Purchaser shall pay, or shall cause to be paid, to each Seller a cash amount equal to (i) the applicable Earn-Out Amount multiplied by (ii) the ownership percentage of such Seller as set forth on the Fully-Diluted Cap Table; provided, however, in the event that the Earn-Out Amount is equal to or greater than CHF 2,000,000, the Earn-Out Amount payable to each Seller will be reduced by such Seller's pro-rata portion of an amount equal to the lesser of (A) CHF 2,000,000, or (B) the balance of any outstanding actuarially-determined, unfunded pension liability attributable to the Acquired Companies that is not included within the Indebtedness Adjustment.

     (d) As used herein, "Earn-Out Amount" shall mean:

          (i) If the 2008 EBITDA is CHF 10,000,000 or less, then the Earn-Out Amount is zero.

          (ii) If the 2008 EBITDA is CHF 14,000,000, then the Earn-Out Amount is CHF 10,000,000.

          (iii) If the 2008 EBITDA is CHF 15,000,000 or more, then the Earn-Out Amount is CHF 12,000,000.

          (iv) If the 2008 EBITDA is greater than CHF 10,000,000 and less than CHF 14,000,000, then the Earn-Out Amount will be determined by multiplying CHF 10,000,000 by a fraction (i) the numerator of which is the amount by which the 2008 EBITDA exceeds CHF 10,000,000, and (ii) the denominator of which is CHF 4,000,000.

          (v) If the 2008 EBITDA is greater than CHF 14,000,000 and less than CHF 15,000,000, the Earn-Out Amount will be equal to CHF 10,000,000 plus an amount determined by multiplying CHF 2,000,000 by a fraction (i) the numerator of which is the amount by which the 2008 EBITDA exceeds CHF 14,000,000, and (ii) the denominator of which is CHF 1,000,000.

     (e) Audit:

          (i) Purchaser shall cause Purchaser's Accountants (or such other accounting firm selected by Purchaser) to audit the financial statements of the Acquired Companies for the fiscal year ending on or about December 31, 2008. Purchaser shall use its reasonable best efforts, upon the written request of the Sellers' Representative given to Purchaser prior to the end of 2008, to cause the Purchaser's Accountants to deliver to the Sellers' Representative, by on or about March 1, 2009, a letter of the Purchaser's Accountants stating its determination of the 2008 EBITDA for the Earn-Out Period. Such letter delivered by the Purchaser's Accountants is herein referred to as the "EBITDA Report".

          (ii) The EBITDA Report shall state that such determination was made in accordance with the provisions of this Section 2.3 and shall specify the 2008 EBITDA of the Acquired Companies. Purchaser's Accountants determination of 2008 EBITDA set forth in the EBITDA Report shall be final, binding and conclusive unless, within 60 days of the delivery of such EBITDA Report to the Sellers' Representative (the "Seller Review Period"), the Sellers' Representative shall notify Purchaser in writing that the Sellers' Representative believes that such determination is incorrect and that such determination should be reviewed and recalculated by the Sellers' Accountants in accordance with the provisions of this Section 2.3. During the Seller Review Period, the Sellers' Representative and its Representatives shall be permitted to review the working papers of Purchaser and the Acquired Companies relating to the EBITDA Report, and to the extent reasonably necessary, shall be permitted to have reasonable access to the books and records of the Acquired Companies to the extent they relate to the items reflected on or referred to in the EBITDA Report; provided, however, that all such access shall be subject to a reasonable confidentiality agreement.

          (iii) In the event written notice of such a dispute is received by Purchaser from Sellers' Representative during the Seller Review Period, the Sellers' Accountants shall calculate the 2008 EBITDA and, to the extent its determination is in disagreement with that of Purchaser's Accountants, Purchaser's Accountants and the Sellers' Accountants shall attempt in good faith to reconcile their differences, and any resolution by them as to the amount of 2008 EBITDA shall be final, binding and conclusive. If the Sellers' Accountants and Purchaser's Accountants are unable to reach a resolution with such effect within 20 Business Days after receipt of such written notice of dispute, the Sellers' Accountants and Purchaser's Accountants shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 days after such submission, determine the 2008 EBITDA and prepare an EBITDA Report, and such report shall be final, binding and conclusive. If the Independent Accounting Firm shall be advised by both the Sellers' Accountants and Purchaser's Accountants of any agreed upon values, amounts, procedures or other factors integral to the calculation of 2008 EBITDA, then the Independent Accounting Firm shall presume the validity of such values, amounts, procedures and other factors for purposes of its determination.

          (iv) The costs and expenses of the Sellers' Accountants and Purchaser's Accountants shall be borne by the Sellers and Purchaser, respectively. The costs and expenses of the Independent Accounting Firm in connection with such review and recalculation shall be allocated between the Sellers and Purchaser by the Independent Accounting Firm on the basis of the relative merits of the claims made by the Sellers' Representative and Purchaser, respectively. Such costs and expenses shall be paid by the Sellers or Purchaser or both, as the case may be, within 30 days of the date of allocation. If the Sellers shall fail to pay any cost or expense so allocated to the Sellers, and Purchaser or any Acquired Company shall pay or bear such cost or expense, Purchaser may, at its option, set off the amount of such cost or expense against any Contingent Payment required to be made pursuant to this Section 2.3, submit a notice to the Escrow Agent and receive a disbursement from the Escrow Amount to cover such cost or expense, or recover such cost or expense by any remedy available at law or in equity.

          (v) In acting under this Agreement, the Sellers' Accountants, Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

2.4. CLOSING. The transfer of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Precimed SA located in Orvin, Switzerland as soon as all of the conditions to Closing set forth in Sections 7 and 8 have been or can be satisfied, on a date, subject to the foregoing, to be reasonably specified by Purchaser by written notice at least five (5) Business Days in advance or at such other time and place as the parties may agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.5. CLOSING OBLIGATIONS. At the Closing:

     (a) PMH will deliver to Purchaser:

          (i) a certificate executed by an officer of PMH certifying to Purchaser that each of PMH's representations and warranties in this Agreement were accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the date of this Agreement and are accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to and schedules or exhibits attached hereto that were delivered to Purchaser prior to the Closing Date in accordance with Section 6.5); and

          (ii) resignations, effective as of the Closing, of such directors and officers of the Acquired Companies as may be designated by the Purchaser prior to Closing.

     (b) Sellers will deliver to Purchaser:

          (i) a certificate executed by Seller's Representative certifying to Purchaser that each representation and warranty of Sellers in this Agreement was accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the date of this Agreement and is accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to and schedules or exhibits attached hereto that were delivered to Purchaser prior to the Closing Date in accordance with Section 6.5);

          (ii) certificates representing the Shares endorsed in blank where necessary (or to the extent such shares are not certificated, valid assignments in writing relating to the Shares); and

          (iii) a resolution of the board of directors of PMH that the Deeds of Transfer and the entry of Purchaser in the shareholders' register of PMH with voting rights with respect to all of the Shares has been approved.

     (c) Purchaser will deliver:

          (i) the amount of the Preliminary Closing Purchase Price reduced by the Escrow Amount and any applicable withholding Taxes, by wire transfer to an account to be specified by Sellers' Representative not less than three Business Days prior to Closing;

          (ii) the Escrow Amount by wire transfer to an account specified under the Escrow Agreement; and

          (iii) a certificate executed by Purchaser certifying to Sellers that each of Purchaser's representations and warranties in this Agreement were accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the date of this Agreement and are accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the Closing Date as if made on the Closing Date.

2.6. APPOINTMENT OF SELLERS' REPRESENTATIVE; POWER-OF-ATTORNEY.

     (a) Each of the Sellers hereby appoints Patrick Berdoz and Ulrich Geilinger, acting jointly, (collectively, the "Sellers' Representative") as such Seller's agent, representative and attorney-in-fact, to act in such Seller's name, place and stead pursuant to the Power-of-Attorney set forth in this
Section 2.6(a) and enforceable against such Seller under applicable Legal Requirements (the "Power-of-Attorney"). The Power-of-Attorney set forth in this
Section 2.6(a) hereby authorizes the Sellers' Representative to execute, acknowledge, deliver and file such deeds, transfers, conveyances, assignments, instruments, certificates, agreements and documents (including, without limitation, the Sellers' Closing Documents (as defined in Section 3.1(a) hereof)) and to take such other actions in the name, place and stead of the Sellers as the Sellers' Representative may find reasonably necessary or appropriate to effectuate or carry out the intent of any provision of this Agreement on or after the date of this Agreement. Each of the Sellers shall be bound by the acts of the Sellers' Representative to the extent authorized in this Agreement, and the Purchaser shall be entitled to conclusively rely on such appointment and authority. Each of the Sellers consents and agrees that any notice delivered to the Sellers' Representative pursuant to this Agreement shall constitute a notice to such Seller.

     (b) Any action taken by the Sellers' Representative on behalf of the Sellers pursuant to the foregoing Power-of-Attorney shall have, to the extent permitted by applicable Legal Requirements, the same force and effect as if such action had been taken directly and in person by such Seller, and Seller, for itself, himself, herself and its, his or her heirs, permitted successors and assigns, does hereby exonerate the Sellers' Representative and his respective heirs, permitted successors and assigns, and, to the fullest extent permitted by law, does hereby waive any suit, claim, demand or cause of action of any kind which Seller might have or be entitled to assert at any time hereafter arising from or in connection with any exercise or failure or decline to exercise the foregoing Power-of-Attorney, absent the Sellers' Representative's bad faith or willful misconduct. No failure or decline to take action on behalf of any Seller pursuant to the foregoing Power-of-Attorney shall excuse or relieve such Seller from any obligation under this Agreement. The Power-of-Attorney set forth herein is coupled with an interest, is irrevocable and shall survive the disability, incompetence, insolvency, bankruptcy, liquidation, dissolution or any other occurrence with respect to any Seller, to the fullest extent permitted by applicable law.

2.7. PRE-CLOSING TRANSFERS. Purchaser acknowledges and agrees that the Pre-Closing Selling Shareholders are not parties to this Agreement and will not be required to become parties to this Agreement on or prior to the Closing. The Sellers who are a party to one or more of the PST Contracts agree to use their Best Efforts to complete the Pre-Closing Share Transfers prior to the Closing, subject to satisfaction of all of the conditions to Closing set forth in Section
9. Purchaser agrees to provide its reasonable cooperation to Sellers in connection with the Pre-Closing Share Transfers. The Sellers agree to indemnify Purchaser and other Purchaser Indemnified Persons against (a) any and all costs, expenses and Taxes incurred in connection with the Pre-Closing Share Transfers, which costs, expenses and Taxes shall be borne by Sellers and subject to Purchaser's indemnification rights under Section 11.2(h) and (b) the failure to complete the Pre-Closing Share Transfers.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller severally represents and warrants to Purchaser the following with respect to such Seller, and PMH joins in each such Seller's representations and warranties, with the effect that PMH and such Seller hereby jointly and severally make such representations and warranties:

3.1. AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. The Power-of-Attorney set forth herein and, upon the execution and delivery by Sellers' Representative of the Escrow Agreement (the "Sellers' Closing Documents"), will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. Such Seller has all the necessary right, power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform such Seller's obligations under this Agreement and the Sellers' Closing Documents.

     (b) Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of such Seller, or (B) any resolution adopted by the board of directors (or functional equivalent) or the shareholders (or functional equivalent) of such Seller;

          (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Seller may be subject;

          (iii) Except as set forth in Schedule 4.2(b), require such Seller to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.2. TITLE.

     (a) Such Seller has full legal and beneficial title to all of the Shares owned by such Seller free and clear of any third party rights and is entitled to sell and transfer the full legal and beneficial ownership of such Shares under the terms of this Agreement. Except as set forth on Schedule 3.2, none of the Shares owned by such Seller are subject to any pledge or other Encumbrance or to any pre-emptive rights, or similar claim.

     (b) The Sellers who are purchasing Shares in connection with the Pre-Closing Share Transfers (a) have the binding right under the PST Contracts to purchase all of the Shares owned by the Pre-Closing Selling Shareholders subject to no condition other than those solely within the control of such Sellers (which, for purposes hereof, includes the conditions to Closing set forth in Section 9), and (b) warrant and guarantee that they will have full legal and beneficial title to such Shares, free and clear of all Encumbrances, as of the Closing.

3.3. PMH REPRESENTATIONS. The representations and warranties made by PMH in
Section 4 are true and correct in all respects.

4. REPRESENTATIONS AND WARRANTIES OF PMH. PMH represents and warrants to Purchaser as follows:

4.1. ORGANIZATION AND GOOD STANDING.

     (a) Schedule 4.1(a)(1) contains a complete and accurate list for each Acquired Company (other than those Acquired Companies listed on Schedule 4.1(a)(2)) of: (i) its name, (ii) its jurisdiction of incorporation or formation, (iii) other jurisdictions in which it is authorized to do business, and (iv) its capitalization (including the identity of each shareholder and the number of shares or other ownership interests held by each). Except as set forth in Schedule 4.1(a)(2), each Acquired Company is duly organized, validly existing and in good standing, to the extent such concept is relevant in its jurisdiction of incorporation or formation, under the laws of its jurisdiction of incorporation or formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. Each Acquired Company, other than those Acquired Companies listed on Schedule 4.1(a)(2), is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification where the lack of such qualification would have a Material Adverse Effect on the Business.

     (b) PMH has delivered to Purchaser copies of the Organizational Documents of each Acquired Company, as currently in effect, other than those Acquired Companies listed on Schedule 4.1(a)(2).

4.2. AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of PMH, enforceable against PMH in accordance with its terms. The Sellers' Closing Documents to which PMH is a party will constitute the legal, valid and binding obligations of PMH, enforceable against PMH to the extent of its obligations thereunder, in accordance with their respective terms. PMH has all the necessary right, power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers' Closing Documents to which it is a party.

     (b) Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Companies, or (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company;

          (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company or otherwise in connection with the Business, may be subject;

          (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the Business or the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

          (v) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

          (vi) result in the imposition or creation of any Encumbrance (other than as imposed or created by this Agreement) upon or with respect to any of the assets owned or used by any Acquired Company or otherwise in connection with the Business.

Except as set forth in Schedule 4.2(b), no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3. CAPITALIZATION.

     (a) All Shares have been validly authorized and issued in compliance with all Legal Requirements. All Shares are fully paid up and the Shares constitute 100% of all outstanding shares or other securities in PMH.

     (b) To PMH's Knowledge, and except for the rights created under the PST Contracts, each of the Sellers has full legal and beneficial title to all of the Shares owned by such Seller free and clear of any third party rights and is entitled to sell and transfer the full legal and beneficial ownership of such Shares under the terms of this Agreement.

     (c) Except as set forth on Schedule 3.2 and for the rights created under the PST Contracts, to PMH's Knowledge, none of the Shares is subject to any pledge or other Encumbrance or to any pre-emptive rights, or similar claim.

     (d) No depository receipts are issued in relation to any of the Shares.

     (e) All of the outstanding equity securities and other securities of each Acquired Company (other than PMH) are owned of record and beneficially by PMH or by one or more of the Acquired Companies, free and clear of all Encumbrances other than Permitted Encumbrances and the rights created under the PST Contracts. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 4.3(e)(1) and under the PST Contracts, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. Except as set forth in Schedule 4.3(e)(2), there is no voting trust, proxy or other agreement with respect to the voting of any Shares of the Acquired Companies. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any Legal Requirement.

     (f) Except for the Pyramid Contract and except as set forth in Schedule 4.3(f), no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

4.4. FINANCIAL STATEMENTS. PMH has delivered to Purchaser: (a) financial statements for the Acquired Companies (other than PMH) on a consolidated basis as of December 31 for the year 2005 and for the Acquired Companies on a consolidated basis as of December 31 for the year 2006 (consisting, in each case, of a balance sheet, statement of income, profit and loss, and a statement of cash flows), which have been audited by Sellers' Accountants (the "Audited Financial Statements") and (b) unaudited interim financial statements for the Acquired Companies on a consolidated basis for the nine months ended September 30, 2007 (consisting of a balance sheet and a statement of income, profit and loss) (the "Interim Financial Statements"), all of which are included as part of
Schedule 4.4 (collectively, the "Financial Statements"). The balance sheet as of September 30, 2007 included in the Interim Financial Statements is hereinafter referred to as the "Balance Sheet." Except as set forth on Schedule 4.4, the Financial Statements fairly present the financial condition and the results of operations of the Acquired Companies as of their respective dates and for the periods then ended, and have been prepared in accordance with Applicable GAAP, except that the Interim Financial Statements do not contain footnotes and are subject to year-end adjustments applied on a basis consistent with PMH's past experience.

4.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies (to the extent the Acquired Company exists) for the period of time as the Acquired Companies have been controlled by PMH, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices, including the maintenance of an adequate system of internal controls. Such minute books contain records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the applicable Persons, which are accurate and complete in all material respects and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books, where the absence of such record would have a Material Adverse Effect on the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

4.6. TITLE TO PROPERTIES; ENCUMBRANCES.

     (a) Schedule 4.6(a) contains a complete and accurate list of all real property, leaseholds or other interests therein used by the Acquired Companies in connection with the Business. PMH has delivered or made available to Purchaser copies of the deeds and other instruments (as recorded) by which one of the Acquired Companies acquired such real property and/or interests, and copies of all title insurance policies, opinions, abstracts and surveys that are in the possession of the Acquired Companies and relating to such real property or interests.

     (b) Except as set forth on Schedule 4.6(b), the Acquired Companies own, or will as of the Closing Date own, (with good title in the case of owned property, subject only to the matters permitted by Section 4.6(c) below) (i) all the properties and assets (whether personal or mixed and whether tangible or intangible) that are used in connection with the Business other than any Intellectual Property licensed under Contracts listed in Schedule 4.22(b), (ii) the properties and assets reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 4.6(b) and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and (iii) all of the material properties and assets purchased or otherwise acquired by the Acquired Companies in connection with the Business since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

     (c) All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any material nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no material default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and (iv) with respect to real property, any restrictions which have been identified in documents of ownership or title insurance. All buildings, plants and structures owned by the Acquired Companies or otherwise used by any of them in connection with the Business lie wholly within the boundaries of the real property owned or leased by the Acquired Companies and to PMH's Knowledge, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.7. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on Schedule 4.7, the buildings, structures and equipment used by the Acquired Companies in the Business are structurally sound, in good operating condition and repair, adequate for the uses to which they are being put, and sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing. To PMH's Knowledge, none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.8. ACCOUNTS RECEIVABLE. All trade accounts receivable of the Acquired Companies that are reflected on the Balance Sheet and all accounts receivable of the Business that will be reflected on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable will be collectible in the Ordinary Course of Business, net of the respective reserves shown on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as applicable, which reserves are calculated consistent with Applicable GAAP and, in the case of any reserve as of the Closing Date, will be so calculated. Except as set forth in Schedule 4.8, there is no contest, claim or right of set-off which has been and continues to be asserted by any account debtor, other than those incurred in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.9. INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet, is owned by the Acquired Companies and consists, in the determination of PMH's management acting reasonably and consistently with past practice, of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value.

4.10. NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.10 or
Schedule 4.19, to PMH's Knowledge, the Acquired Companies have no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet, such liabilities as may have been incurred in the Ordinary Course of Business since the date thereof, and liabilities for the future performance of Contracts to which any of the Acquired Companies is a party.

4.11. TAXES.

     (a) Except as set forth in Schedule 4.11(a), each of the Acquired Companies has filed or caused to be filed all Tax Returns that are or were required to be filed by any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. PMH has made available to Purchaser or its Representatives complete copies of, and Schedule 4.11(a) contains a complete and accurate list of, all such Tax Returns since January 1, 2004. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Schedule 4.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with Applicable GAAP) have been provided in the Balance Sheet.

     (b) There is no dispute or claim concerning any Tax liability of any Acquired Company as to which PMH has Knowledge. Schedule 4.11(b) contains a complete and accurate list of all audits of all Tax Returns of each Acquired Company relating to tax periods ended on or after December 31, 2003, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.11(b), are being contested in good faith by appropriate proceedings.

     (c) Except as described in Schedule 4.11(c), none of the Acquired Companies has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

     (d) To PMH's Knowledge, the charges, accruals and reserves with respect to Taxes on the respective books of each Acquired Company are adequate for that Acquired Company's expected liability for Taxes. To PMH's Knowledge, there exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 4.11(d).

     (e) To PMH's Knowledge, all material Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (f) All Tax Returns filed by (or that include on a consolidated basis) each Acquired Company are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

     (g) Except as set forth on Schedule 4.11(g) and except for current Taxes not yet due and payable, (i) there are no federal, state, local or foreign tax liens or other Encumbrances upon any of the properties or assets of any Acquired Company or on the Shares that arose in connection with any failure (or alleged failure) by any Person to pay any Tax, and (ii) there are no unpaid Taxes which are or could become a lien on the proprieties or assets of any Seller or any Acquired Company or the Shares.

     (h) No pending or, to PMH's Knowledge, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Acquired Companies.

     (i) No written claim has been made by any Tax authority in a jurisdiction where the Acquired Companies do not file a Tax Return that the Acquired Companies are or may be subject to taxation in that jurisdiction.

     (j) None of the Acquired Companies have participated in a "reportable transaction" within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

     (k) None of the Acquired Companies are, and none have been, United States real property holding corporations (as defined in Section 897(c)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code")) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (l) None of the Acquired Companies have been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Acquired Companies, and the U.S. Internal Revenue Service has not initiated or to PMH's Knowledge proposed any such adjustment or change in accounting method.

     (m) None of the Acquired Companies have been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under
Section 355 of the Code within the past five years.

     (n) The Acquired Companies have disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code.

4.12. NO MATERIAL ADVERSE EFFECT. Except as disclosed on Schedule 4.12, since December 31, 2006, there has not been any event or circumstance that has caused a Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect.

4.13. EMPLOYEE BENEFITS

     (a) Attached hereto as Schedule 4.13(a)(1) is a list identifying each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any "multiemployer plan," as defined in Section 3(37) of ERISA, (the "Pension Plans") and as Schedule 4.13(a)(2), a list identifying each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by any Acquired Company, or which cover any employee or former employee of any Acquired Company. Collectively, the Pension Plans and the Welfare Plans shall hereafter be referred to as the "Employee Plans". Except as otherwise identified on Schedule 4.13(a)(1) and Schedule 4.13(a)(2) and on Schedule 4.13(m), (i) no Employee Plan or Benefit Arrangement (as defined in Section 4.13(m) of this Agreement) is maintained, administered or contributed to by any entity other than the Acquired Companies, and (ii) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

     (b) PMH delivered to Purchaser true and complete copies of (i) the Employee Plans (including related trust agreements, adoption agreements, and other funding arrangements, if any), (ii) any amendments to the Employee Plans, (iii) written interpretations of the Employee Plans, (iv) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications as defined under ERISA), (v) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if any such report was required), including all schedules (including without limitation the actuarial valuation reports) and (vi) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

     (c) Each Employee Plan has been maintained in material compliance with its terms and the requirements under the Code and ERISA which are applicable to such Employee Plan.

     (d) No Acquired Company has received service or other written notice of, and to the Knowledge of PMH, there are no Threatened claims, suits or other Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan, the assets held thereunder, the trustee of any such assets, or any Acquired Company relating to any of the Employee Plans, any other employee benefit plans, Contracts or arrangements, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, no Acquired Company has received service or other written notice of, and to the Knowledge of PMH, there are no Threatened Proceedings by any Governmental Body of or against any Employee Plan, the trustee of any assets held thereunder, or any Acquired Company relating to any of the Employee Plans, any other employee benefit plans, Contracts or arrangements.

     (e) No liability has been incurred by any Acquired Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with any Acquired Company within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any excise tax, penalty or other liability with respect to any Employee Plan.

     (f) With respect to any Employee Plan, no Acquired Company, "party in interest" (as defined in Section 3(14) of ERISA), nor any "disqualified person" (as defined in Section 4975(c)(2) of the Code) has engaged in any "prohibited transaction" as defined in Section 406 of ERISA, or of Section 4975(c) of the Code, which transaction is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

     (g) No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, health or medical benefits (whether or not insured), life insurance or similar benefits with respect to current or former employees of the Acquired Companies (or their spouses or dependents) beyond their retirement or other termination of service other than (i) coverage mandated by applicable Legal Requirements, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Financial Statements, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (v) severance payments under severance agreements or arrangements disclosed on Schedule 4.13(m).

     (h) Each Welfare Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has complied in all material respects, and will continue to comply through the Closing Date, with requirements of Section 4980B of the Code and Part 6, Subtitle B of Title I of ERISA ("COBRA"). Each of the Acquired Companies, or its agents who administer any of the Welfare Plans, have complied in all material respects and will continue to comply through the Closing Date, with the notification and written notice requirements of COBRA. Further, each Welfare Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder ("HIPAA").

     (i) Each Pension Plan is intended to be "qualified" within the meaning of
Section 401(a) of the Code and each trust created thereunder is intended to be tax-exempt under Section 501(a) of the Code. Furthermore, no Acquired Company has received service or other written notice of, and to the Knowledge of PMH, there are no Threatened Proceedings in which the "qualified" status of any Pension Plan is at issue or had been revoked. No such Pension Plan has been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b) (regarding pre-termination restrictions), and none will have been made by the Closing Date. To the Knowledge of PMH, there has been no partial termination of any Pension Plan invoking the application of Section 411(d) of the Code and the regulations thereunder.

     (j) All required contributions under each Pension Plan have been made on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements. No Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

     (k) Neither any Acquired Company nor any ERISA Affiliate has ever adopted, established or maintained a Pension Plan that is covered by Title IV of ERISA.

     (l) None of the Acquired Companies nor any of its ERISA Affiliates have been liable to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, any Acquired Company or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

     (m) Schedule 4.13(m) contains a list identifying each employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty (30) days without liability to any Acquired Company), and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by any Acquired Company, and (iii) covers any employee or former employee of any Acquired Company. Such contracts, plans and arrangements are hereinafter referred to collectively as the "Benefit Arrangements". True and complete copies or descriptions of the Benefit Arrangements have been or will be delivered to Purchaser. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

     (n) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of expense incurred in respect of such Employee Plan or Benefit Arrangement for the most recent plan year with respect to Employee Plans or the most recent plan year with respect to Benefit Arrangements.

     (o) Except as set forth on Schedule 4.13(o), the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan or Benefit Arrangement that will or may result in (i) any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of any Acquired Company, or (ii) satisfy a condition to the payment of compensation to any employee or former employee of any Seller or Acquired Company, that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G of the Code.

     (p) "International Plan" means (i) any written employment agreement providing for annual salary in excess of CHF 75,000 or any severance or similar contract or arrangement providing for compensation (including retirement benefits) in excess of CHF 50,000 that (A) is not an Employee Plan or a Benefit Arrangement and (B) is entered into between any of the Acquired Companies and any current or former employee, agent or independent contractor of any of the Acquired Companies who is employed by any of the Acquired Companies in Switzerland, the United Kingdom, Japan, China or France or who while employed by any of the Acquired Companies was employed in Switzerland, the United Kingdom, Japan, China or France; or (ii) any written plan, policy, fund, program, arrangement, or contract of or with any of the Acquired Companies or any of their affiliates in respect of service with any of the Acquired Companies covering a group of employees who are employed by any of the Acquired Companies in Switzerland, the United Kingdom, Japan, China or France or who while employed by any of the Acquired Companies were employed in the United Kingdom, Japan, China or France; providing for (A) retirement benefits (including pension, health, medical or life insurance), but excluding any retirement scheme fund, plan or program (x) sponsored by any government or (y) providing benefits statutorily mandated under the laws of the applicable jurisdiction either at the minimum level statutorily mandated or pursuant to a statute which does not specify a minimum benefit, or (B) bonus (including post employment bonus), profit sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, life insurance (including any self insured arrangements), health or medical benefits, disability benefits, supplemental unemployment benefits or severance benefits (cumulatively "Benefits"), other than any plan, policy, fund, program, arrangement or contract providing for Benefits statutorily mandated by the Legal Requirements of the applicable jurisdiction either at the minimum level statutorily mandated or pursuant to a statute which does not specify a minimum benefit that (A) is not an Employee Plan or a Benefit Arrangement and (B) is entered into, maintained, administered, or contributed to by any of the Acquired Companies or the affiliates of any of them. Schedule 4.13(p) lists each International Plan. True and complete copies of each International Plan and all amendments thereto have been delivered to Purchaser. Each International Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with Legal Requirements. With respect to each International Plan, all necessary or appropriate Governmental Authorizations have been obtained and no event has occurred or condition exists which would cause the loss of any such Governmental Authorizations. All social security, pension fund, benefit plan or similar payments due with respect to periods ending on or prior to the Closing by the Acquired Companies in favor of their employees under any Legal Requirements or any International Plan have been fully paid or provisioned in the Financial Statements. All contributions required to be made with respect to the periods ending on or prior to the Closing under the terms of any Legal Requirements or of any International Plan have been made in a timely manner or have been adequately provisioned in the Financial Statements. None of the International Plans has any accumulated funding deficiency in accordance with Applicable GAAP, and none of the International Plans has any accumulated funding deficiency on a projected benefit obligations basis in accordance with Applicable GAAP.

     (q) Except as disclosed on Schedule 4.13(q), the execution and delivery of this Agreement does not, and the consummation of the Contemplated Transactions and compliance with the provisions thereof will not, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by any of the Acquired Companies to any International Plan or to any employee of any of the Acquired Companies thereunder.

     (r) Schedule 4.13(r) contains a list of all retirement benefits (including pension, health, medical or life insurance), but excluding any retirement scheme fund, plan or program (x) sponsored by any Governmental Body or (y) providing benefits statutorily mandated under the laws of the applicable jurisdiction covering any employees of the Acquired Companies.

     (s) To PMH's Knowledge, the Acquired Companies are in compliance with all applicable pension and social security laws. All social security, pension fund, benefit plan or similar payments due by the Acquired Companies in favor of the employees under any Legal Requirements or any International Plan for any period ending before the Closing Date have been fully paid or provided for.

4.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

     (a) Except as set forth in Schedule 4.14(a):

          (i) each Acquired Company is, and at all times since January 1, 2003 has been, and the Business has been conducted at all times since January 1, 2003, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for any such failure that would not result in a Material Adverse Effect; and

          (ii) no Acquired Company has received at any time since January 1, 2003 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement which would have a Material Adverse Effect on any Acquired Company, or (B) any actual, alleged or potential obligation on the part of any Acquired Company arising under any applicable Legal Requirement to undertake, or to bear any material portion of the cost of, any remedial action of any material nature.

     (b) The Governmental Authorizations listed in Schedule 4.14(b) collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct the Business in the manner it is currently conducted in all material respects and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets in all material respects. Each Governmental Authorization is listed on Schedule 4.14(b) and is valid and in full force and effect. Except as set forth in Schedule 4.14(b):

          (i) all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.14(b) have been at all required times complied with by each Acquired Company in all material respects;

          (ii) no material event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.14(b), or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Schedule 4.14(b);

          (iii) no Acquired Company has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any material term or requirement of any Governmental Authorization, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or material modification to any Governmental Authorization; and

          (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.15. LEGAL PROCEEDINGS; ORDERS.

     (a) Except as set forth in Schedule 4.15 or Schedule 4.19, there is no pending Proceeding:

          (i) that has been commenced by or, to PMH's Knowledge, against any Acquired Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with in any material way, any of the Contemplated Transactions.

Except as set forth on Schedule 4.15, to PMH's Knowledge, no such Proceeding has been Threatened. PMH has delivered to Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in
Schedule 4.15.

     (b) Except as set forth in Schedule 4.15:

          (i) there is no material Order to which any of the Acquired Companies is named as being subject to such Order; and

          (ii) no officer, director, agent or employee of any Acquired Company is named as being subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company which would have a Material Adverse Effect on any Acquired Company.

     (c) Except as set forth in Schedule 4.15, each Acquired Company is in full compliance with all of the terms and requirements of each material Order to which they, or any of the assets owned or used by them, is or has been subject.

4.16. ABSENCE OF CERTAIN CHANGES AND EVENTS.

     Except as set forth in Schedule 4.16, since December 31, 2006 the business of the Acquired Companies has been conducted in the Ordinary Course of Business and, without limiting the foregoing, there has not been any:

     (a) other than as set forth in the capitalization table set forth in
Schedule 4.16 and provided for under any PST Contract, issuance of any equity or other ownership interests in, or shares of any Acquired Company (other than PMH); grant of any stock option or right to purchase equity or other ownership interests in, or shares of, any Acquired Company (other than PMH); issuance of any security convertible into such interests or shares; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Acquired Company (other than PMH) of any ownership interests or shares therein; or declaration or payment of any dividend or other distribution or payment in respect of shares;

     (b) amendment to the Organizational Documents of any of any Acquired
Company;

     (c) payment or increase by any Acquired Company of any management fee or any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee outside the Ordinary Course of Business;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

     (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement which would have a Material Adverse Effect on the Acquired Companies, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least CHF 50,000;

     (g) sale, lease or other disposition of any asset or property of any Acquired Company or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of any Acquired Company other than, in any case, in the Ordinary Course of Business, including the sale, lease or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of CHF 50,000;

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                                       36

     (i) material change in the accounting methods used by any Acquired Company other than as prescribed by GAAP or the functional equivalent thereof; or

     (j) agreement, whether oral or written, by any Seller or any Acquired Company to do any of the foregoing.

4.17. CONTRACTS; NO DEFAULTS.

     (a) Schedule 4.17(a) contains a complete and accurate list, and PMH has delivered to Purchaser true and complete copies, of each of the following:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies or otherwise in connection with the Business of an amount or value in excess of CHF 50,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies or otherwise in connection with the Business of an amount or value in excess of CHF 50,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies or otherwise in connection with the Business in excess of CHF 50,000, which are also set forth on Schedule 4.17(a)(iii);

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than CHF 50,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees which are still in effect, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets other than those agreements with employees entered into in the Ordinary Course of Business;

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                                       37

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees, which are also set forth on Schedule 4.17(a)(vi);

          (vii) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person, which are also set forth on Schedule 4.17(a)(vii);

          (viii) each Applicable Contract containing covenants that in any material way purport to restrict the business activity of any Acquired Company or any Related Person of an Acquired Company or limit the freedom of any Acquired Company or any Related Person of an Acquired Company in any material way to engage in any of its line of business or to compete with any Person in its lines of business, which are also set forth on Schedule 4.17(a)(viii);

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (x) each power of attorney that is currently effective and outstanding for any Acquired Company, which are also set forth on Schedule 4.17(a)(x);

          (xi) each Applicable Contract entered into that contains or provides for an express undertaking by any Acquired Company to be responsible for indirect, consequential or punitive damages;

          (xii) each Applicable Contract for capital expenditures in excess of CHF 50,000;

          (xiii) each written warranty, guaranty and other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

          (xiv) each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 4.17(a) sets forth sufficient details concerning such Contracts to identify the Contracts.

     (b) To PMH's Knowledge, no officer or employee of any Acquired Company is bound by any Contract that purports to limit the ability of such officer or employee to (A) engage in or continue any conduct, activity or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company any material rights to any invention, improvement or discovery made in the course of said officer's or employee's employment.

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                                       38

     (c) Except as set forth in Schedule 4.17(c), each Contract identified or required to be identified in Schedule 4.17(a) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects.

     (d) Except as set forth in Schedule 4.17(d):

          (i) Each Acquired Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

          (ii) to PMH's Knowledge, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

          (iii) to PMH's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

          (iv) No Acquired Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged potential material violation or breach of, or default under, any Contract, which violation, breach or default has not been cured.

     (e) There are no renegotiations of any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

4.18. INSURANCE.

     (a) PMH has delivered to Purchaser a true and complete list of all policies of insurance to which any Acquired Company is a party or under which the Business, any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement and a list of all pending applications for policies of insurance;

     (b) Schedule 4.18(b) describes:

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                                       39

          (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

          (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Schedule 4.18(c) sets forth, by year, for the current policy year and each of the five (5) preceding policy years, a summary of the loss experience under each policy;

     (d) Except as set forth on Schedule 4.18(d), to PMH's Knowledge:

          (i) All policies to which any Acquired Company is a party or will be a party at the Effective Time, or that provide coverage to any Acquired Company or any director or officer of an Acquired Company in all material respects:

               (A) are valid, outstanding and enforceable;

               (B) are issued by an insurer that is financially sound and reputable;

               (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies;

               (D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party, by which any Acquired Company is bound or otherwise to the extent insurance is customarily available therefor;

               (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

               (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

          (ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
     (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

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                                       40

          (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

          (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

4.19. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.19 or as described in the reports supplied by PMH or obtained by Purchaser and each of which reports is specifically listed on Schedule 4.19:

     (a) Each of the Acquired Companies is in compliance in all material respects with, and is not in violation of or liable under in any material respect, any Environmental Law. No Acquired Company has received any actual or Threatened order or notice from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or material failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which or any Acquired Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (b) There are no pending or Threatened claims, Encumbrances, or other material restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (c) No Acquired Company or any other Person for whose conduct they are or may be held responsible has received any written citation, directive, inquiry, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) No Acquired Company nor any other Person for whose conduct they are or may be held responsible has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor thereof), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

     (e) Except in material compliance with or as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property in material quantities that emanated from any Acquired Company (or any predecessor thereof), including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except in material compliance with or as permitted by applicable Environmental Law, no Acquired Company nor any other Person for whose conduct they are or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (f) Except in material compliance with or as permitted by applicable Environmental Law, there has been no Release or Threat of Release, of any material amounts of Hazardous Materials at or from the Facilities.

     (g) PMH has delivered or made available to Purchaser true and complete copies and results of all material reports, studies, analyses, tests, or monitoring possessed or initiated by or on behalf of any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.20. EMPLOYEES.

     (a) Schedule 4.20(a) contains a complete and accurate list of the following information for each employee of the Acquired Companies whose compensation in 2007 will exceed CHF 75,000, including each employee on leave of absence or layoff status: employer, name, job title, current compensation paid or payable and any change in compensation since January 1, 2006, vacation accrued and service credited for purposes of vesting and eligibility to participate under any Acquired Company's severance pay plan.

     (b) To PMH's Knowledge, and except as otherwise disclosed on Schedule 4.20(b) or Schedule 4.22, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any material way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such employee or director. To PMH's Knowledge, no director, officer or other key employee of any Acquired Company intends to terminate his or her employment with such Acquired Company.

4.21. LABOR RELATIONS; COMPLIANCE.

     (a) Except as set forth on Schedule 4.21(a), no Acquired Company has been or is a party to or bound by any collective bargaining or other material labor Contract.

     (b) Except as set forth on Schedule 4.21(b), since January 1, 2004, there has not been, there is not presently pending or existing and, to PMH's Knowledge, there is not Threatened, (i) any strike, work stoppage or material employee grievance process, (ii) any Proceeding against or affecting any Acquired Company relating to the alleged material violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity or other material labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (iii) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could on any reasonable basis provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by or any Acquired Company, and no such action is contemplated by any Acquired Company.

     (c) Except as set forth on Schedule 4.21(c), each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth on Schedule 4.21(c), no Acquired Company is liable for the payment of any material compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.22. INTELLECTUAL PROPERTY.

     (a) For purposes of this Agreement, the following terms shall have the meanings described below:

          (i) "Marks" means fictional business names, trading names, registered and unregistered trademarks, service marks and applications;

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                                       43

          (ii) "Patents" means patents, patent applications and inventions that may be reasonably patentable;

          (iii) "Copyrights" means copyrights in both published works and unpublished works;

          (iv) "Trade Secrets" means know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and

          (v) "Intellectual Property" means, collectively, Marks, Patents, Copyrights, Trade Secrets, internet domain names, and inventions, discoveries and technology.

     (b) Schedule 4.22(b) contains a complete and accurate list and brief summary description, including any royalties paid or received by the Acquired Companies, of all Contracts (including, without limitation, licenses) relating to any Intellectual Property used in the Business to which any Acquired Company is a party or by which any Acquired Company is bound and under which royalties paid or received exceed CHF 10,000, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than CHF 10,000 under which an Acquired Company is the licensee. There are no outstanding and, to PMH's Knowledge, no Threatened disputes or disagreements of a material nature with respect to any such Contract.

     (c) Know-How Necessary for the Business.

          (i) The Intellectual Property items listed on Schedule 4.22(d)(i),
     Schedule 4.22(e), Schedule 4.22(f), Schedule 4.22(g) and Schedule 4.22(h) (the "Company IPR's"), together with any Intellectual Property licensed under Contracts listed in Schedule 4.22(b), include all the Intellectual Property necessary for the operation of the Business as it is currently conducted. One or more of the Acquired Companies is the owner of all right, title and interest in and to each of the Company IPR's which are, except as set forth on Schedule 4.22(c)(i), free and clear of all Encumbrances, and has the right to use all of the Company IPR's without payment to a third party.

          (ii) Except as set forth in Schedule 4.22(c)(ii), all current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any Intellectual Property relating to the Business. To the Knowledge of PMH, no employee, officer or director of any Acquired Company has entered into any Contract that requires such person to transfer, assign or disclose information concerning his or her work to anyone other than one of the Acquired Companies.
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                                       44

     (d) Patents.

          (i) Schedule 4.22(d)(i) contains a complete and accurate list of all Patents owned or held by an Acquired Company ("Company Patents"), the jurisdiction and a brief summary description of all Company Patents currently used in, or which may be used in future, by the Business. One or more of the Acquired Companies is the owner of all right, title and interest in and to each of the Company Patents, free and clear of all Encumbrances.

          (ii) Except as set forth on Schedule 4.22(d)(ii), all of the issued Company Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and, to PMH's Knowledge, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (iii) No Company Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To PMH's Knowledge, there is no potentially interfering Patent or Patent application of any third party.

          (iv) Except as set forth on Schedule 4.22(d)(iv), no Company Patent is infringed or, to PMH's Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

     (e) Trademarks.

          (i) Schedule 4.22(e) contains a complete and accurate list and summary description of all Marks owned by an Acquired Company ("Company Marks"). One or more of the Acquired Companies is or will be at Closing the owner of all right, title, and interest in and to each of the Company Marks, free and clear of all Encumbrances.

          (ii) All Company Marks that have been registered are currently in compliance with all formal Legal Requirements applicable thereto.

          (iii) To PMH's Knowledge, no Company Mark is infringed or, to PMH's Knowledge, has been challenged or threatened in any way. None of the Company Marks or any other Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

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                                       45

     (f) Schedule 4.22(f) contains a complete and accurate list of all copyrights of the Acquired Companies ("Company Copyrights"). To PMH's Knowledge, no Company Copyright is infringed or has been challenged or threatened in any way. To PMH's Knowledge, none of the subject matter of any of the Company Copyrights infringes or is alleged to infringe any Copyright of any third party or is a derivative work based on the work of a third party

     (g) Schedule 4.22(g) lists all internet domain names and related registrations used by the Acquired Companies.

     (h) Schedule 4.22(h) lists all Trade Secrets of the Acquired Company for which records are maintained. The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets.

4.23. CERTAIN PAYMENTS. No Acquired Company or, to PMH's Knowledge (without investigation and not including any publicly available information), DePuy France SA, or any director, officer, agent or employee of any Acquired Company, or, to PMH's Knowledge (without investigation and not including any publicly available information), any director, officer, agent or employee of DePuy France SA, or any other Person associated with or acting for or on behalf of any Acquired Company, or, to PMH's Knowledge (without investigation and not including any publicly available information), any other Person associated with or acting for or on behalf of DePuy France SA, has directly or indirectly (a) made any contribution, gift, bribe, special rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

4.24. BANK ACCOUNTS. Schedule 4.24 contains true, complete and correct lists of all bank accounts and safe deposit boxes maintained by any of the Acquired Companies (the "Bank Accounts"), and all Persons entitled to draw thereon, to withdraw therefrom or, with access thereto.

4.25. RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Schedule 4.25, no Seller nor any Related Person of any Seller or of any Acquired Company currently has, or since January 1, 2003 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms except for less than four percent (4%) of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Schedule 4.25, neither any Seller nor any Related Person of any Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

4.26. BROKERS OR FINDERS. Except as set forth in Schedule 4.26, none of the Sellers, the Acquired Companies nor any Representatives thereof have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.27. DISCLOSURE.

     (a) No representation or warranty of PMH and the Sellers in this Agreement and no statement in Schedule in the Sellers' Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser and Greatbatch represent and warrant to Sellers and PMH as follows:

5.1. ORGANIZATION AND GOOD STANDING. Each of Purchaser and Greatbatch is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under Applicable Contracts. Each of Purchaser and Greatbatch is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification where the lack of such qualification would have a Material Adverse Effect on Purchaser or Greatbatch.

5.2 AUTHORITY; NO CONFLICT.

     (a) The execution and delivery by Purchaser and Greatbatch of this Agreement and the Escrow Agreement (the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid and binding obligations of Purchaser and Greatbatch, enforceable against each of them in accordance with their respective terms. Each of Purchaser and Greatbatch has all the necessary rights, power and authority to execute and deliver this Agreement and the Purchaser's Closing Documents and to perform their obligations under this Agreement and the Purchaser's Closing Documents.

     (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement by Purchaser and Greatbatch nor the consummation or performance of any of the Contemplated Transactions by Purchaser and Greatbatch will contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to challenge, prevent, delay or otherwise interfere with any of the Contemplated Transactions or exercise any remedy or obtain any relief under or pursuant to:

          (i) any provision of Purchaser's or Greatbatch's Organizational Documents;

          (ii) any Legal Requirement or Order to which Purchaser or Greatbatch may be subject; or

          (iii) any Contract to which Purchaser or Greatbatch is a party or by which Purchaser or Greatbatch may be bound.

Except as set forth in Schedule 5.2, neither Purchaser nor Greatbatch is, or will be, required to give notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.2. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Purchaser or Greatbatch that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Purchaser, no such Proceeding has been Threatened.

5.3. BROKERS OR FINDERS. Except for Credit Suisse, Purchaser and Greatbatch have not, nor have any respective officers or Representatives, incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Purchaser and Greatbatch will indemnify and hold Sellers harmless from the payment of any such fees, commissions and expenses.

5.4. ADEQUATE FUNDS. At the Closing, Purchaser will have adequate funds to complete the Contemplated Transactions.

5.5. INVESTMENT INTENT. Purchaser is acquiring the Shares for investment and not with a view towards distribution thereof.

5.6. OWNERSHIP OF COMPETITORS. Neither Greatbatch nor any of its Subsidiaries owns any equity interests in, nor are they controlled by or under common-control with, Synthes/Stratec, Wright Medical, Aesculap, Exactch, Encore Medical, Biomet Inc., DePuy, Inc., Smith & Nephew, PLC, or Stryker Corporation.

6. ADDITIONAL COVENANTS OF SELLERS AND PURCHASER.

6.1. ACCESS AND INVESTIGATION.

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                                       48

     (a) Between the date of this Agreement and the Closing Date, PMH will, and will cause each Acquired Company and its Representatives to, (a) afford Purchaser and its Representatives and lenders and their Representatives (collectively, "Purchaser's Advisors") reasonable access to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser and Purchaser's Advisors with copies of all such material contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and Purchaser's Advisors with such additional financial, operating and other data and information as Purchaser may reasonably request.

     (b) In addition to any environmental investigations and audits conducted by Purchaser or their Representatives prior to the date of this Agreement, Purchaser shall be permitted to cause further environmental audits of the Facilities to be conducted as are reasonably necessary for assessing the presence and or disposition of Hazardous Materials and compliance with Environmental Laws, including such Phase II environmental audits as Purchaser and PMH may mutually agree upon. PMH hereby agrees to permit Purchaser's qualified environmental consultants to enter upon the Facilities, upon giving PMH reasonable notice, with individuals and materials reasonably necessary to conduct such environmental audits. In connection with any such environmental audits and at the request of PMH, Purchaser shall from time to time enter into agreements relating to indemnification for damages and confidentiality of audit results.

6.2. OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Except as provided for in Section 7, between the date of this Agreement and the Closing Date, PMH and Sellers will cause each Acquired Company to:

     (a) conduct its business only in the Ordinary Course of Business, including, but not limited to, the payment of accounts payable and the collection of Accounts Receivable;

     (b) use its Best Efforts to preserve intact the current business organization of the Acquired Companies, keep available the services of the current officers, employees and agents of the Acquired Companies and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Acquired Companies;

     (c) consult with Purchaser concerning operational matters of a material nature (subject to any Legal Requirement limiting any such consultation); and

     (d) otherwise report periodically to Purchaser concerning the status of the business, operations and finances of the Acquired Companies.

6.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, PMH and Sellers will not, and will cause each Acquired Company not to, without the prior written consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.16 is reasonably likely to occur.

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                                       49

6.4. REQUIRED APPROVALS.

     (a) As promptly as practicable after the date of this Agreement, PMH, Sellers and Purchaser will, and PMH will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including all filings under any applicable Competition Laws. In addition, each of the parties agrees that if any Governmental Body requests additional information under any applicable Competition Laws or any other Legal Requirement, such party will use its reasonable commercial efforts to comply with such requests as promptly as possible.

     (b) Between the date of this Agreement and the Closing Date, PMH and Sellers will, and will cause each Acquired Company to, (i) cooperate with Purchaser with respect to all filings that Purchaser is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Purchaser in obtaining all consents identified in Schedule 4.2, provided that this Agreement will not require PMH or any Seller to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     (c) Between the date of this Agreement and the Closing Date, Purchaser will, and will cause each Related Person to, (i) cooperate with PMH and the Sellers with respect to all filings that PMH or any Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with PMH and the Sellers in obtaining all consents identified in
Schedule 4.2(b); provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, each party will promptly notify the other parties in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of such party's representations and warranties as of the date of this Agreement, or that such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in any Schedule if the Schedule were dated the date of the occurrence or discovery of any such fact or condition, the party responsible for the Schedule will promptly deliver to the other party a supplement to the Schedule specifying such change. During the same period, either party will promptly notify the other party of the occurrence of any Breach of any covenant of a party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in the Agreement impossible or unlikely. Notwithstanding anything to the contrary contained in this Agreement, if a party so notifies the other parties in accordance with this Section 6.5 of any such fact or condition that requires any change in any Schedule and the other parties nonetheless consummate the Closing, such disclosure will be deemed to have been made in the Schedules as of the date of this Agreement and, except with respect to the Fundamental Warranties under Section 11.2(a), the parties receiving such disclosure shall not be entitled to seek indemnification for any damages that may be suffered as a result of the facts and circumstances disclosed pursuant to this Section 6.5.

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                                       50

6.6. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 10, PMH and the Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.

6.7. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Purchaser, PMH and Sellers will use their Best Efforts to cause the conditions in Section 8 and 9 to be satisfied except as set forth in the provisos to
Section 6.4(b) and 6.4(c), as applicable.

6.8. STATUTE OF LIMITATIONS. Prior to the Closing, Sellers shall not permit any Acquired Company to agree with any Governmental Body to extend the statute of limitations with respect to any Taxes, without the prior written consent of Purchaser.

6.9. INTERIM FINANCIAL STATEMENTS. From the date of this Agreement through the Closing Date, PMH will prepare monthly financial statements for each of the Acquired Companies (beginning with the month of October 2007), and will promptly (and in any event not later than the last Business Day of the month following the end of the month to which a statement relates) deliver them to Purchaser. These unaudited financial statements will be prepared in a manner consistent with the basis of presentation used in the Interim Financial Statements referred to in Section 4.4, and will fairly present, in all material respects, the consolidated financial position and results of operations, of the Acquired Companies as at and for the periods indicated.

6.10. REPRESENTATION AND WARRANTY INSURANCE COVERAGE. On or prior to the Closing Date, the parties understand and agree that Purchaser will apply for and obtain a buyers-side representation and warranty insurance policy from AIG or another reputable insurance company acceptable to the Sellers' Representative (a) naming Greatbatch, Purchaser and Sellers as named insureds, (b) having coverage limits of at least CHF 35,000,000, (c) providing the same or better coverage than the AIG proposal previously provided by the Sellers to Purchaser, and (d) requiring a maximum aggregate Deductible for all covered claims of no more than CHF 2,000,000 (the "R&W Insurance Policy"). The R&W Insurance Policy shall be subject to the approval of the Sellers' Representative before issuance, which approval shall not be unreasonably withheld, conditioned or delayed. All premiums, taxes and costs of the R&W Insurance Policy, up to a maximum amount of CHF 1,200,000 (the "Maximum Premium Amount") will be borne solely by the Sellers and may be included by the Purchaser in, and paid through, the Indebtedness Adjustment. Any amounts in excess of the Maximum Premium Amount will be borne by Purchaser. Purchaser is entitled to seek indemnification from the Sellers for the Deductible.

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                                       51

6.11. US TAX FILINGS. At Purchaser's sole option, after the Closing Date Purchaser may file Tax Returns with respect to one or more of the Acquired Companies for tax periods that ended prior to or on the Closing Date. Sellers' Representative shall have the right to review and approve the contents of such Tax Returns before they are filed with respect only to the accuracy of the factual statements regarding the Acquired Companies contained therein, which approval will not be unreasonably withheld. However, Greatbatch will not be prohibited from filing any such tax return without the approval of the Sellers' Representative in the event that such filing is necessary to address any concerns of Purchaser's Accountants with regard to Greatbatch's financial statements under Financial Accounting Standards Board Interpretation (FIN) No. 48, or Applicable GAAP.

6.12. POST-CLOSING MATTERS.

     (a) Purchaser and Greatbatch covenant and agree that, in the event that all of the capital stock or assets of Precimed Inc. and/or Precimed CMP, Inc. are transferred or sold following the Closing Date to a Greatbatch or Purchaser Related Person, the purchase price for such transfer or sale will be completed using a third-party valuation of the fair market value of such capital stock or assets.

     (b) If the actual aggregate amount of earn-out payable under the Tech-Mim Agreement is less than the amount included in the Indebtedness Adjustment (such difference between such amounts being the "Shortfall Amount"), the Purchaser will either (i) pay the Shortfall Amount to the Escrow Agent to be held and released under the terms of the Escrow Agreement, or (ii) if the Escrow Agreement has been terminated, pay the Shortfall Amount to the Sellers in the same pro rata manner as payments are to be made to the Sellers under the Escrow Agreement.

7. CERTAIN ACTIONS PRIOR TO CLOSING DATE; TRANSITION AND EMPLOYEE MATTERS

7.1. PAYMENT OF INDEBTEDNESS. PMH and the Sellers will cause all Indebtedness owed by any Acquired Company to any Seller (or any Related Person of any Seller), or owed to any Acquired Company by any Seller (or any Related Person of any Seller), to be paid in full on or prior to Closing.

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                                       52

7.2. ESCROW. The Purchaser and Sellers, prior to Closing, will retain the Escrow Agent and will negotiate in good faith the terms and conditions of an Escrow Agreement using a form acceptable to the Escrow Agent; provided, however, that the Escrow Agreement must include the release conditions set forth in subsections (a), (b) and (c) below, and provided further that Purchaser will be solely responsible for the standard fees of the Escrow Agent, but with Purchaser and Sellers' Representative equally sharing any additional costs and expenses incurred by the Escrow Agent. In that regard, the Purchaser and Sellers agree that:

     (a) the Escrow Agreement will provide that, on the eighteen (18) month anniversary of the Closing Date, the Escrow Agent will deliver and pay over to the Sellers an amount equal to each Seller's pro-rata portion (to be determined based on each Seller's ownership percentage set forth on the Fully-Diluted Cap Table) of the Deductible, reduced by the sum of (i) any applicable withholding tax, (ii) the amount of any indemnification claims that have been paid by the Escrow Agent plus, and (iii) the amount of any indemnification claims previously made by any Purchaser Indemnified Person which have not been fully resolved;

     (b) the Escrow Agreement will provide that on the third anniversary or, if later, on the date as of which no Tax periods prior to or including the Closing Date are subject to an open Tax audit by any Governmental Body, the balance of the Escrow Amount reduced by (i) any applicable withholding tax, and (ii) the amount of any indemnification claims by any Purchaser Indemnified Person which have not been finally resolved, will be delivered and paid over to the Sellers, who shall be entitled to receive an amount equal to each Seller's pro-rata portion (to be determined based on each Seller's ownership percentage set forth on the Fully-Diluted Cap Table) of such balance.

     (c) the Escrow Agreement will provide for cross-notices to the parties of any disbursement notices to the Escrow Agent, and the Escrow Agreement will be terminated when all unresolved indemnification claims have been finally resolved and otherwise in accordance with the terms of the Escrow Agreement; and

     (d) the Escrow Agreement will provide that the Escrow Amount will be held at all time in an interest-bearing escrow account at a major financial institution acceptable to Purchaser and Sellers' Representative.

7.3. INTERCOMPANY CONTRACTS. The Sellers and Purchaser agree that all Contracts (written and oral) between (a) any Seller or any of its Related Persons and (b) the Acquired Companies will be terminated prior to the Closing unless otherwise mutually agreed upon by Purchaser and such Seller. For purposes of clarity, nothing in this Section 7.3 requires the cancellation, termination or modification of that certain Asset Purchase Agreement, dated as of August 14, 2006, by and between Precimed, Inc. and The Carr Metal Products Group.

7.4. CONTINUATION OF PRECIMED PENSION FUND. Between the date of this Agreement and the Closing Date, PMH will provide such documentation or assurances necessary to the "Caisse de pension Precimed" fund manager to ensure the continuation of this pension fund following the Closing Date.

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                                       53

7.5. PRE-CLOSING SHARE TRANSFERS. Prior to or simultaneous with the Closing Date, the Sellers will have completed the Pre-Closing Share Transfers.

7.6. STOCK OPTIONS.

     (a) Between the date of this Agreement and the Closing Date, each then outstanding stock option granted by PMH, whether or not then fully exercisable or vested, will either be:

          (i) cancelled and PMH will obtain a release from the option holder acknowledging the cancellation of the option and releasing PMH from any claims such Person may have to any equity ownership in any Acquired Company or payment of any amounts arising in connection therewith; or

          (ii) exercised and the holder of such option will: (A) execute a joinder agreement whereby such holder hereby joins as a party to, and agrees to be bound by, all of the terms and conditions of this Agreement with the same force and effect as if originally named herein as a "Seller", and (B) deliver their Shares to the Sellers' Representative who will hold such Shares in escrow pending the Closing Date and the ultimate delivery of all outstanding Shares to the Purchaser.

     (b) PMH agrees that it will (i) cause all outstanding stock option plans to terminate on or prior to the Closing Date and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by PMH of any interest in respect of the capital stock of PMH (except as provided for in any PST Contract) to terminate and have no further force or effect as of the Closing Date, and (ii) ensure that following the Closing Date no one other than Purchaser shall hold or have any right to acquire any equity securities of PMH or an other Acquired Company.

7.7. FULLY-DILUTED CAP TABLE. On or prior to the Closing Date, the Sellers' Representative shall deliver to Purchaser a fully-diluted capitalization table of PMH, which capitalization table shall list in sufficient detail the following: (i) all of the Persons who own Shares as of the Closing Date, (ii) the name and address of each such Person, (ii) the number of Shares owned by each such Person, (iii) the aggregate number of Shares that are issued and outstanding to the Persons set forth on such capitalization table, and (iv) the ownership percentage of PMH of each of the Persons set forth on such capitalization table. For purposes of this Agreement, the capitalization table delivered by the Sellers' Representative pursuant to this Section 7.7 shall be referred to as the "Fully-Diluted Cap Table" and shall be attached hereto as
Schedule 7.7 on the Closing Date.

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                                       54

7.8. TERMINATION FEE ESCROW FUND. On or prior to November 30, 2007, (a) Purchaser and Sellers' Representative will enter into the Termination Fee Escrow Agreement with M&T Bank, and (b) Purchaser will have fully funded the Termination Fee Escrow Fund.

8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

8.1. ACCURACY OF REPRESENTATIONS. All of representations and warranties of PMH and Sellers in this Agreement (considered collectively), and each of these representations and warranties of PMH and Sellers (considered individually), must have been accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the date of this Agreement, and must be accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the Closing Date as if made on the Closing Date.

8.2. PMH AND SELLERS' PERFORMANCE.

     (a) All of the covenants and obligations that PMH and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Sections
6.4 and 6.7 must have been performed and complied with in all respects.

8.3. CONSENTS. Each of the Consents identified in Schedule 4.2 must have been obtained and must be in full force and effect.

8.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to or obtained by the Purchaser:

     (a) employment agreements, in form and substance mutually satisfactory to both Purchaser and the Sellers' Representative, executed by Persons listed on
Schedule 8.4(a);

     (b) a confidentiality, non-competition and non-solicitation agreements, in form and substance satisfactory to Purchaser, executed by the Management Sellers;

     (c) confidentiality and non-solicitation agreements, in form and substance satisfactory to Purchaser, executed by the Non-Management Sellers;

     (d) release and acknowledgement of option cancellation, in form and substance satisfactory to Purchaser, executed by each Person listed on Schedule 8.4(d);

     (e) such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of PMH and Sellers, (ii) evidencing the performance by PMH and the Sellers of, or the compliance by PMH and the Sellers with, any covenant or obligation required to be performed or complied with by any of them, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or
(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6. NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares, or any other voting, equity or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares, other than a claim for applicable withholding Taxes.

8.7. ISSUANCE OF R&W INSURANCE POLICY. The Purchaser will have been issued the R&W Insurance Policy as described in Section 6.10.

8.8. PRE-CLOSING SHARE TRANSFERS. The Sellers will have delivered to Purchaser the executed PST Contracts and such other documentation evidencing completion of the Pre-Closing Share Transfers in compliance with all applicable Legal Requirements as Purchaser may reasonably request.

9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE.

     Sellers' obligation to sell the Shares and to take the other actions required to be taken by or on behalf of Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers' Representative, in whole or in part):

9.1. ACCURACY OF REPRESENTATIONS. All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the date of this Agreement, and must be accurate in all respects (in the case of any representation and warranty containing a materiality qualification) and in all material respects (in the case of any representation and warranty without a materiality qualification) as of the Closing Date as if made on the Closing Date.

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                                       56

9.2. PURCHASER'S PERFORMANCE.

     (a) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Purchaser must have delivered each of the documents required to be delivered by Purchaser pursuant to Section 2.5, and each of the other covenants and obligations in Section 6.4 and 6.7 must have been performed and complied in all respects and (ii) made the cash payments required to be made by Purchaser pursuant to Sections 2.5(c)(i).

9.3. CONSENTS. Each of the Consents identified in Schedule 4.2 must have been obtained and must be in full force and effect.

9.4. ADDITIONAL DOCUMENTS. Purchaser must have caused to be delivered to the Sellers' Representative such other documents as the Sellers' Representative may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Purchaser, (b) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (c) evidencing the satisfaction of any condition referred to in this Section 9, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against PMH or any Seller, or against any Person affiliated with PMH or any Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

9.6. NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares, or any other voting, equity or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares, other than a claim for applicable withholding Taxes. For clarification, the failure of the Sellers to complete the Pre-Closing Share Transfers will not constitute a condition, under this Section 9.6, to the Sellers' obligation to complete the Closing.

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                                       57

10. TERMINATION.

10.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by Purchaser or the Sellers' Representative (on behalf of Sellers) if a material Breach of any provision of this Agreement has been committed prior to Closing by the other party and such Breach either has not been waived or has not been cured within 15 Business Days after notice of such Breach is given by such non-breaching party;

     (b) (i) by Purchaser if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or

          (ii) by the Sellers' Representative (on behalf of Sellers), if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PMH or the Sellers to comply with its obligations under this Agreement) and the Sellers' Representative (on behalf of Seller) has not waived such condition on or before the Closing Date;

     (c) by mutual written consent of Purchaser and the Sellers' Representative (on behalf of Sellers); or

     (d) by either Purchaser or the Sellers' Representative (on behalf of Sellers) if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2008 (the "Target Date"), or such later date as the parties may agree upon. If any Governmental Body with jurisdiction over the enforcement of any Competition Laws requests additional information relating to the Contemplated Transactions or the parties and/or if any waiting period has not expired or any clearance or approval under any such Competition Law has not been satisfied or obtained by the Target Date, the Target Date will automatically be extended for such period of time as may be reasonably necessary for the parties to have complied with the Competition Laws and all such requests for information thereunder to the extent applicable to the Contemplated Transactions, but in no event shall the Target Date be extended by this sentence beyond April 30, 2008.

10.2. EFFECT OF TERMINATION.

     (a) Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

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                                       58

     (b) If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement, including under this Section 10, will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies (but not any remedies under this Section 10) will survive such termination unimpaired.

10.3. PAYMENT BY PURCHASER OF TERMINATION FEE.

     (a) On or prior to November 30, 2007, pursuant to the terms of an escrow agreement (the "Termination Fee Escrow Agreement") to be entered into by and between Purchaser, Sellers' Representative and Manufactures and Traders Trust Company ("M&T Bank"), Purchaser will deposit an amount equal to $1,400,000 (US) into a M&T Bank escrow account (the "Purchaser Termination Fee Escrow Fund").

     (b) In the event that the Sellers' Representative (on behalf of the Sellers) terminates this Agreement prior to the Target Date pursuant to Section 10.1(a) and otherwise pursuant to the terms of the Termination Fee Escrow Agreement, the parties will direct M&T Bank to immediately release and pay the full amount of the Purchaser Termination Fee Escrow Fund to the Sellers' Representative.

     (c) On the earlier of the Closing Date or the Target Date, pursuant to the terms of the Termination Fee Escrow Agreement, the parties will direct M&T Bank to immediately release and pay the full amount of the Purchaser Termination Fee Escrow Fund to the Purchaser.

10.4. PAYMENT BY SELLERS OF TERMINATION FEE. If the Purchaser terminates this Agreement pursuant to Sections 10.1(a) hereof, then the Sellers will pay to Purchaser a termination fee, in immediately available funds, in an amount equal to CHF 1,700,000, payable within 15 calendar days of such termination.


11. INDEMNIFICATION; REMEDIES; DISPUTE RESOLUTION

11.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE; DEFINITIONS.

     (a) All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificate delivered pursuant to Section 2.5(a)(i) and any other certificate or document delivered pursuant to this Agreement will survive the Closing as set forth in this Section 11. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

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                                       59

     (b) For purposes of this Section 11, the following terms have the meanings specified or referred to in this Section 11.1(b):

     "Purchaser Indemnified Persons" -- means Purchaser, the Acquired Companies and their respective Representatives and Related Persons.

     "Seller Indemnified Persons"-- means each Seller and its or his Representatives and Related Persons.

     "Damages" -- means any loss, liability, claim, damage (but excluding incidental, consequential or indirect damages), expense (including costs of investigation and defense and reasonable attorneys' fees and expenses of attorneys, accountants, engineers and other experts and consultants), fine, penalty or obligation, whether or not involving a third-party claim; provided, however, that for clarification purposes, Damages shall include incidental, consequential and or indirect damages and losses only to the extent (i) payable by an Indemnified Party to an unaffiliated Person, or (ii) arising from the failure of the Sellers to either complete the Closing or the Pre-Closing Share Transfers, for reason other than that the conditions to Closing set forth in
Section 9 have not been satisfied.

     "Indemnified Party" -- any Person entitled to indemnification under this
Section 11.

     "Indemnifying Party" -- any Person required to indemnify another Person under this Section 11.

     "Fundamental Warranties" -- means the representations and warranties set forth in Sections 3.1, 3.2, 4.2, and 4.3.

11.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the conditions and limitations set forth in this Agreement, in particular Sections 11.6, 11.10 and 11.14, Sellers, jointly and severally, will indemnify and hold harmless the Purchaser Indemnified Persons, for, and will pay to the Purchaser Indemnified Persons the amount of, any Damages, to the extent directly arising from or in connection with:

     (a) any Breach of any Fundamental Warranties made by PMH or Sellers in this Agreement (without giving effect to any supplement to any Schedule) or any other certificate or document delivered by Sellers' Representative pursuant to this Agreement;

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                                       60

     (b) any Breach of any representation or warranty made by PMH or Sellers in this Agreement other than the Fundamental Warranties (after giving effect to any supplement to any Schedule) or any other certificate or document delivered by Sellers' Representative pursuant to this Agreement;

     (c) any Breach by PMH or any Seller of any covenant or obligation of PMH or such Seller in this Agreement;

     (d) any unpaid employee-related costs, expenses and Taxes (and any fines or penalties for non-payment thereof) that have not been accrued or reserved as a liability in Balance Sheet relating to all periods through the Closing Date;

     (e) the Proceedings and contingent liabilities disclosed in Schedule
11.2(e);

     (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made by any such Person with PMH, any Seller or any Acquired Company (or any Representative acting on their behalf) in connection with any of the Contemplated Transactions;

     (g) any (i) Environmental, Health and Safety Liabilities to the extent arising out of or relating to: (A) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities, including but not limited to any fact, event, condition, circumstance, incident, operation or practice identified or covered in any of the reports listed in Schedule 4.19 ("Known Environmental Liabilities"), or (B) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by any Acquired Company at any time on or prior to the Closing Date; and (ii) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, in any way arising from (A) any Hazardous Activity conducted with respect to the Facilities or the operation of the Acquired Companies on or prior to the Closing Date, or (B) from Hazardous Material that was (x) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Closing Date) or (y) Released by any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date; provided, however, that the foregoing indemnification obligations of the Sellers set forth in this Section 11.2(g) shall not be triggered and shall not be enforceable by any of the Purchaser Indemnified Persons if Purchaser conducts an independent investigation or sampling at any of the Facilities without a reasonable business purpose and the applicable liability is discovered as a result of such investigation or sampling, and provided further, however, that the foregoing proviso will not apply to any Known Environmental Liabilities, and for clarification and without expanding the scope of such proviso, it will not apply to any investigation or sampling, nor any Environmental, Health and Safety Liability arising as a result thereof, (A) resulting from the accidental discovery of Hazardous Materials at any Facility, (B) undertaken in connection with work done at any Facilities for which a Purchaser Indemnified Person has a business purpose for performing, and
(C) that may be required by an Legal Requirement, including but not limited to any Environmental Law, an amendment to any Environmental Law and any new Environmental Law; and

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                                       61

     (h) any and all losses that the Purchaser Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to the failure of Sellers to pay in full all Transaction Expenses.

11.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS - TAX MATTERS.

     (a) In addition to the provisions of Section 11.2, Sellers shall, jointly and severally, indemnify each Purchaser Indemnified Person and hold them harmless from (i) all liability for Taxes that may be imposed or assessed against the Acquired Companies or the assets of the Acquired Companies based on income attributable to all taxable periods ending on or before the Closing Date reduced without duplication by the actual payment of Taxes prior to the Closing Date and any reserves with respect to Taxes set forth on the Balance Sheet, (ii) all liability for Taxes of any Person (other than any of the Acquired Companies) with which any of the Acquired Companies is or has been affiliated or has filed or has been required to file a consolidated, combined or unitary Tax Return,
(iii) all liability for Taxes of the Sellers in respect of their Share ownership and (iv) subject to Section 11.3(d), all liability for reasonable legal, accounting, consulting or similar fees and expenses incurred by reason of any liability described in clauses (i), (ii) or (iii) of this sentence.

     (b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

          (i) real, personal and intangible property Taxes ("Property Taxes") of the Acquired Companies attributable to all taxable periods ending on or before the Closing Date will be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in all taxable periods ending on or before the Closing Date and the denominator of which is the number of days in the Straddle Period; and

          (ii) the Taxes of the Acquired Companies (other than Property Taxes) attributable to all taxable periods straddling the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership by any of the Acquired Companies of any equity interest in any non U.S. corporation, partnership or other "flow through" entity, as if a taxable period of such corporation, partnership or other "flow through" entity ended as of the closing of business on the Closing Date.

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                                       62

     (c) If a claim is made by any Governmental Body, which, if successful, would result in an indemnity payment to any Indemnified Person pursuant to Sections 11.3(a) or (b), then Purchaser shall give notice to the Sellers' Representative in writing of such claim within thirty (30) days after receipt of such a claim (a "Tax Claim"); provided, however, the failure to give such notice shall not affect the indemnification provided pursuant to Section 11.3(a) or (b) except to the extent that Sellers have been actually prejudiced as a result of such failure. Notice to the Sellers' Representative hereunder will constitute notice to Sellers.

     (d) The Sellers' Representative and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Acquired Companies for a Straddle Period or any Tax Claim relating to a taxable period ending on or prior to the Closing Date. Neither the Sellers' Representative nor Purchaser shall settle any such Tax Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall pay its own expenses with respect to any such Tax Claim.

     (e) Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.

     (f) Purchaser and the Acquired Companies on the one hand, and the Sellers' Representative on the other, shall reasonably cooperate in contesting any Tax Claim, which cooperation will include the retention and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

     (g) Sellers shall pay and shall hold each Purchaser Indemnified Person harmless from all withholding, transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains taxes and state transfer taxes, and related fees, including any penalties interest and additions to Tax) attributable to or resulting from the sale of the Shares and for which Sellers are responsible under Legal Requirements ("Transfer Taxes"). The procedures set forth in Section 11.3(a) and (b) apply to Transfer Taxes. On or prior to the Closing, the Sellers' Representative shall present Tax receipts or other documents, satisfactory to Purchaser, demonstrating that all Transfer Taxes for which Sellers are responsible have been paid in full.

11.4. INDEMNIFICATION AND PAYMENT OF DAMAGES BY PURCHASER. Purchaser agrees to indemnify and hold harmless the Seller Indemnified Persons, and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

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                                       63

     (a) any Breach of any representation or warranty made by Purchaser in this Agreement or by Purchaser (without giving effect to any supplement to any Schedule) or any other certificate or document delivered by Purchaser pursuant to this Agreement (provided, however, that this Section 11.4(a) shall only apply if the Closing shall not occur),

     (b) any Breach of any representation or warranty made by Purchaser in this Agreement as if such representation or warranty were made on and as of the Closing Date (without giving effect to any supplement to any Schedule), other than any such Breach that is disclosed in a supplement to any Schedule and is expressly identified in the certificate delivered pursuant to Section 2.5(c)(iii) as having caused the condition specified in Section 9.1 not to be satisfied;

     (c) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement;

     (d) any employee-related costs, expenses and Taxes (and any fines or penalties for non-payment thereof) relating to all periods on or after the Closing Date;

     (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made by such Person with Purchaser (or any Person acting on Purchaser's behalf) in connection with any of the Contemplated Transactions;

     (f) any (i) Environmental, Health and Safety Liabilities to the extent arising out of or relating to: (A) the operation at any time after the Closing Date of the Facilities, or (B) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released by any Acquired Company at any time after the Closing Date; and (ii) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, in any way arising from (A) any Hazardous Activity conducted with respect to the Facilities or the operation of the Facilities after the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was Released from any of the Facilities after the Closing Date) or (B) Released by any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time after the Closing Date; and

     (g) any liability for Taxes imposed on the Acquired Companies at the corporate level which result solely from any post-Closing restructuring or recapitalization of any of the Acquired Companies by Purchaser or Greatbatch. For the avoidance of doubt, there is no indemnification provided by Purchaser or Greatbatch with respect to any withholding or other Taxes that may be imposed as a result of either (i) the sale of the Shares or (ii) any of the theories described on Schedule 4.2(b).

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                                       64

11.5. TIME LIMITATIONS.

     (a) If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to:

          (i) any representation or warranty unless notice is given to the Sellers' Representative prior to the expiration of the following periods:

               (A) for the Fundamental Warranties, four (4) years after the Closing Date;

               (B) for the representations and warranties set forth in Section 4.11, until 60 days following the expiration of all applicable statute of limitations;

               (C) for all other representations and warranties until eighteen
          (18) months after the Closing Date,

          (ii) any covenant or obligation, other than under this Section 11, to be performed and complied with by PMH or Sellers prior to or after the Closing Date unless Purchaser notifies Sellers' Representative on or before the second anniversary of the Closing Date; or

          (iii) indemnifiable matters under the following clauses of Section
     11.2 and under Section 11.3, unless notice is given to the Sellers' Representative prior to the expiration of the periods ("Notice Periods") set forth below:

               (A) For Section 11.2(g), the Notice Period shall continue for four (4) years after the Closing Date;

               (B) For Sections 11.2(e), 11.2(f) and 11.2(h), there shall be no time limitation; and

               (C) For Section 11.3, the Notice Period shall run until 60 days after the expiration of all applicable statute of limitations.

The parties hereby expressly waive Purchaser's obligations pursuant to, and the application of, art. 201 of the Swiss Code of Obligations.

     (b) If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless, on or before the first anniversary of the Closing Date, the Sellers' Representative notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

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                                       65

     (c) If the Closing does not occur, Sellers and Purchaser will have liability under Section 11.2 or 11.4, respectively, only if notice is given to the other party(s) within one year after this Agreement has been terminated.

     (d) The Indemnifying Party's obligations to indemnify for any matter notice of which is given within the applicable notice period will continue thereafter until satisfied.

11.6. LIMITATIONS ON AMOUNT--SELLERS.

     (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 11.2(b), 11.2(d) and 11.2(g) until Purchaser has suffered Damages in excess of a CHF 480,000 aggregate threshold (the "Threshold"), at which point Sellers will be obligated to indemnify Purchaser from and against all such Damages, regardless of the Threshold, including those Damages counted in reaching the Threshold. For clarification purposes, the Threshold shall not apply with respect to Sellers' indemnification obligations under Section 11.2(a), 11.2(c), 11.2(e), 11.2(f) and 11.2(h) or
Section 11.3.

     (b) Notwithstanding anything to the contrary in this Agreement, but subject to Sections 11.6(c) and 11.6(d) below, the aggregate liability of the Sellers under or in connection with this Agreement or the Contemplated Transactions shall be limited to CHF 13,000,000.

     (c) This Section 11.6 does not apply to any representation or warranty that was made by PMH or the Sellers fraudulently, and Sellers will be liable for all Damages with respect to Breaches of any such representation or warranty; provided, however, that in no event will any of the Sellers who shall not have made such fraudulent representation or warranty have liability for Damages arising therefrom in an amount in excess of the then remaining balance of the Escrow Amount.

     (d) To the extent that any Purchaser Indemnified Person has a claim with respect to matters described in Sections 11.2(a), 11.2(c), 11.2(f) and 11.2(h), and such claim is not fully covered by either (i) the Escrow Amount, or (ii) the terms of the R&W Insurance Policy, then the maximum amount of liability each Seller will have for indemnification to the Purchaser Indemnified Person for such claim will be the amount of the Purchase Price received by such Seller.

11.7. LIMITATIONS ON AMOUNT--PURCHASER.

     (a) Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 11.4 until Sellers shall has suffered Damages in excess of a CHF 480,000 threshold, (at which point Purchaser will be obligated to indemnify the Seller Indemnified Persons from and against all such Damages, regardless of the threshold, including those Damages counted in reaching the Threshold.

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                                       66

     (b) This Section 11.7 will not apply to, and Purchaser will be liable for all Damages with respect to (i) any Breach of any representation or warranty that was made by Purchaser under Section 5.1, 5.2 or 5.4, (ii) any representation or warranty that was made by Purchaser fraudulently, and (iii) Purchaser's indemnification obligations pursuant to Section 11.4(g).

11.8. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an Indemnified Party under Section 11.2 or
11.4 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that (i) the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice, or (ii) the notice was delivered after the expiration of the applicable indemnification time limitation set forth in Section 11.5. above

     (b) If any Proceeding referred to in Section 11.8(a) is brought against an Indemnified Party and, in accordance with this Section 11.8 and Section 12.4 hereof, it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (Y) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (Z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten Business Days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

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                                       67

     (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).

11.9. PROCEDURE FOR INDEMNIFICATION-- OTHER CLAIMS. A claim for indemnification under Sections 11.2, 11.3 or 11.4 (as applicable) for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought which notice shall set forth in reasonable detail the basis for such claim to the extent their known by such party.

11.10. OTHER RECOVERIES. The amount which an Indemnifying Party is required to pay to, for, or on behalf of any Indemnified Party pursuant to this Section 11 will be reduced by (a) any insurance proceeds actually recovered by the Indemnified Party, pursuant to the R&W Insurance Policy or otherwise, in reduction of the related indemnifiable Damages net of (i) any reasonable costs incurred in recovering such amounts under such insurance policies, and (ii) co-payment, retrospective premium adjustment, and increased premiums resulting from or related to the event resulting in indemnifiable Damages, (b) the Tax benefit actually realized by the Indemnified Party relating to the event resulting in indemnifiable Damages, (c) the amount of which the Damages of the Indemnified Party arises as a result of any new Legal Requirement not in force on the date of this Agreement (other than as contemplated by the proviso to Section 11.2(g)), (d) the amount, on a proportionate basis, by which the Damages have been increased by a negligent or intentional failure of the Indemnified Party or its Related Persons to mitigate the Damages; provided, however, that under no circumstances will any action by any Indemnified Party taken to comply with any applicable Legal Requirement constitute a failure to mitigate damages, and (e) with respect to claims of the Purchaser Indemnified Persons for the matters described in Section 11.2, the amount by which the Damage is covered by any reserve made for this specific category of claim set forth in the Interim Financial Statements.

11.11. EXCLUSIVITY. The parties agree that, except in the case of fraud, their sole and exclusive remedy for, under or in connection with this Agreement, including any violations or any breach of this Agreement, is a claim under and in accordance with the provisions of this Section 11.

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                                       68

11.12. DISPUTE RESOLUTION.

     (a) If any dispute arises (i) out of or relating to, this Agreement or any alleged Breach thereof, (ii) with respect to any of the transactions or events contemplated hereby or (iii) with respect to any Person's right to indemnification ("Dispute"), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this Section 11.12, the Chief Executive Officers of the parties or their designees involved in the Dispute shall meet at least twice within the 30 day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute, including any rejected indemnification claim. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 11.12, the parties shall submit the Dispute to arbitration in accordance with Section 12.11.

     (b) The provisions of this Section 11.12 and of Section 12.11 will not preclude Purchaser from seeking an injunction or other equitable relief to enforce the provisions of Section 12.3 of this Agreement.

11.13. NO RECOURSE AGAINST DIRECTORS.

     (a) From the Closing Date, Purchaser, Greatbatch and the Acquired Companies shall not make any claim against any director of any Acquired Company in connection with his acts or omissions as a director of such Acquired Company during the period ending with the Closing Date, under Swiss law including, without limitation, in accordance with article 752 et seq. of the Swiss Code of Obligations, except for fraud or criminal or willful misconduct on the part of such director. Any such potential claims (whether known at date hereof or not) are hereby unconditionally and irrevocably waived by the Purchaser on its own behalf and on behalf of Greatbatch and, as from the Closing Date, on behalf of the Acquired Companies.

     (b) Purchaser shall ensure that the first shareholders' meetings of the Acquired Companies following the Closing Date will grant discharge to the resigning members of the board of directors of the Acquired Companies in connection with their acts or omissions as directors of the Acquired Companies for their time of service during the period of the business year 2007 ending with the Closing Date. Purchaser will hold such shareholders' meeting either on the Closing Date or as soon as permissible thereafter, pursuant to applicable Legal Requirements.

11.14. PRE-CLOSING SELLING SHAREHOLDERS. Subject to completion of the Closing and completion of the Pre-Closing Share Transfers, the Pre-Closing Selling Shareholders will have no obligation of any kind whatsoever to indemnify Purchaser or any other Purchaser Indemnified Person under this Section 11.

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                                       69

11.15. PMH NOT AN INDEMNIFYING PARTY. All of the parties covenant and agree that, after Closing, under no circumstances whatsoever will any Person have any claim against PMH for indemnification under this Agreement (or otherwise) on account of the representations and warranties of PMH contained in Sections 3 and 4 and that Sellers are assuming any and all legal responsibilities for a breach of any such representations and warranties by PMH on the terms and subject to the conditions contained in this Section 11.

12. GENERAL PROVISIONS

12.1. EXPENSES.

     (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers. In furtherance of the foregoing, Sellers shall specifically bear all Transaction Expenses.

     (b) Purchaser and Sellers will each pay one half of the fees in connection with any required filing under any Competition Law.

     (c) Purchaser and Sellers will each pay one half of any notary fees or charges required in connection with the Deeds of Transfer.

     (d) In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2. PUBLIC ANNOUNCEMENTS.

     (a) PMH, Sellers and Purchaser agree that, promptly after the execution and delivery of this Agreement or at such times as otherwise agreed upon by the parties, they shall each issue a press release in form reasonably acceptable to the other. Unless required by Legal Requirements, any other public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued prior to the Closing, if at all, at such time and in such manner as Purchaser and PMH may mutually determine. Prior to the Closing, Purchaser and PMH will consult with each other concerning the means by which the Acquired Companies' employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.

     (b) With respect to public communications on the Closing Date or otherwise with respect to the Closing, PMH, the Sellers' Representative and Purchaser shall consult in good faith regarding appropriate press releases and, unless otherwise required by Legal Requirements, the form and content of, any press release, public announcement or similar publicity relating to the Closing, the Acquired Companies and the parties will be mutually determined.

12.3. CONFIDENTIALITY.

     (a) Between the date of this Agreement and the Closing Date, each of the parties will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     (b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     (c) Nothing herein contained is intended to void, replace in whole or in part or limit the application of any Confidentiality Agreements previously entered into by and between the parties or their Related Persons which shall remain in full force and effect in accordance with the terms thereof.

12.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


          Sellers or Sellers' Representative:
          -----------------------------------

          Patrick Berdoz
          50 Devyn Drive
          Chester Springs, PA  19425-2220
          Facsimile:  +41 32 358 01 00

          and

          Ulrich Geilinger
          Lowenstrasse 29
          CH-80001 Zurich
          Facsimile: +41 43 888 7172

          PMH:
          ----

          P Medical Holding S.A.
          Precimed SA (Switzerland) - World Headquarters
          L'Echelette 7
          2534 Orvin
          Switzerland
          Attention: Patrick Berdoz, President
          Facsimile: +41 32 358 01 00

          in each case, with a copy to:

               Fox Rothschild LLP
               747 Constitution Drive, Suite 100
               Exton, PA  19341
               Attention:  Michael S. Harrington, Esq.
               Facsimile:  610-458-7337


          Purchaser:
          ----------

          c/o Greatbatch, Inc.
          9645 Wehrle Drive
          Clarence, NY  14031
          Attention: Corporate General Counsel
          Facsimile No.: 716-759-5815

          with a copy to:

               Hodgson Russ LLP
               The Guaranty Building
               140 Pearl Street
               Buffalo, New York  14202
               Attention:  Robert B. Fleming, Jr.
                           Kristy L. Berner
               Facsimile No.:  716-849-0349

12.5. FURTHER ASSURANCES; INFORMATION.

     (a) The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     (b) From and after the Closing, the Sellers' Representative will be allowed, upon reasonable request, to inspect and copy at Sellers' expense the business records and accounts of PMH. Purchaser agrees with Sellers that PMH shall not destroy or abandon any business records or accounts relating to the Acquired Companies except upon thirty (30) days' advance written notice to the Sellers' Representative for a period of five (5) years thereafter. If the Sellers' Representative requests the surrender of such records or accounts, then PMH shall surrender, at Sellers' Representative expense, such records or accounts so required rather than proceeding with such destruction.

12.6. PREVAILENCE. The parties expressly agree that in case of discrepancy this Agreement shall prevail on all agreements entered into to give effect to the sale of the Shares.

12.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including without limitation the Letter of Intent between Greatbatch, Inc. and Precimed SA dated on or about September 25, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The Sellers' Disclosure Schedule is intended to qualify Sellers' disclosures under this Agreement and to have legal effect in relation thereto, but not to be a part of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.9. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Purchaser may assign any of its rights under this Agreement to any Subsidiary of Purchaser or in connection with any financing, only so long as such assignment does not in any manner adversely change the tax treatment of the Contemplated Transactions for any of the Sellers. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11. ARBITRATION. Subject to Section 11.12, any dispute, controversy or claim arising out of relating to this Agreement, including the termination, validity, invalidity, or any breach thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. There shall be three arbitrators, named in accordance with such rules. The arbitration will be conducted in the English language in the city of Geneva, Switzerland. The fees and expenses of the arbitrators in any arbitration conducted pursuant to this Section 12.11 shall be borne by Sellers and Purchaser in inverse proportion as they may prevail on the matters resolved by the arbitrators, which proportionate allocation will also be determined by the arbitrators and be included in the final decision of the arbitrators. The determination of the arbitrators, absent fraud, shall be deemed a final arbitration award that is binding on Purchaser and Sellers, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the arbitrators. Judgment may be entered to enforce the final decision of the arbitrators in any court having proper jurisdiction.

12.12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All references to "Schedule" or "Schedules" refer to the corresponding Schedule or Schedules attached to or set forth in the Sellers' Disclosure Schedule. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14. GOVERNING LAW. This Agreement is governed by the laws of Switzerland, without regard to conflicts of laws principles.

12.15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:                          GREATBATCH LTD.
----------

                                    By:_________________________________________
                                    Name:  Thomas J. Mazza
                                    Title: Senior Vice President and Chief
                                           Financial Officer


GREATBATCH:                         GREATBATCH, INC.
-----------

                                    By:_________________________________________
                                    Name:  Thomas J. Mazza
                                    Title: Senior Vice President and Chief
                                           Financial Officer


PMH:                                P MEDICAL HOLDING SA
----

                                    By:_________________________________________
                                    Name:
                                    Title:


SELLERS' REPRESENTATIVE:
------------------------            --------------------------------------------
                                    Patrick Berdoz, as Sellers' Representative



                                    --------------------------------------------
                                    Ulrich Geilinger, as Sellers' Representative

SELLERS:
--------                          ----------------------------------------------
                                  John Ayliffe


                                  ----------------------------------------------
                                  Patrick Berdoz


                                  ----------------------------------------------
                                  Fabien Berdoz


                                  ----------------------------------------------
                                  Andre Lechot


                                  NATIONAL CHRISTIAN CHARITABLE FOUNDATION, INC.


                                  By:___________________________________________
                                  Name:
                                  Title:


                                  ----------------------------------------------
                                  Patrick White


                                  ----------------------------------------------
                                  Antonio Fiorentini


                                  ----------------------------------------------
                                  Pierre-David Bourgeois


                                  ----------------------------------------------
                                  Hugh Davies


                                  ----------------------------------------------
                                  Barbara Lyons

                                  HBM BIOVENTURES (CAYMAN) LTD.


                                  By:___________________________________________
                                  Name:
                                  Title


                                  HBM BIOCAPITAL (EUR) L.P.


                                  By:___________________________________________
                                  Name:
                                  Title:


                                  HBM BIOCAPITAL (US) L.P.


                                  By:___________________________________________
                                  Name:
                                  Title:


                                  PRIVATE LIFE BIOMED AG


                                  By:___________________________________________
                                  Name:
                                  Title:


                                  ALSTERTOR PRIVATE LIFE GMBH & CO. KG


                                  By:___________________________________________
                                  Name:
                                  Title:

                                  HEB SALES INC.


                                  By:___________________________________________
                                  Name:
                                  Title:


                                  ----------------------------------------------
                                  Philippe Fehlbaum


                                  ----------------------------------------------
                                  Yasmin Sagara


                                  ----------------------------------------------
                                  Jeff Stello